                                                                       Exhibit 3

                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                                      Among

                             WESTERN RESOURCES, INC.


                             HVOLT ENTERPRISES, INC.


                      PUBLIC SERVICE COMPANY OF NEW MEXICO

                                    HVK, INC.


                                       and

                                   HVNM, INC.





                          Dated as of November 8, 2000

                                Table of Contents

                                                                            Page

Article I. The Transaction.....................................................2
        1.1.    The Split-Off..................................................2
        1.2.    The Merger.....................................................2
        1.3.    The Second Merger..............................................2
        1.4.    Effective Time.................................................2

Article II. The Surviving Corporation..........................................3
        2.1.    The Articles of Incorporation..................................3
        2.2.    The By-Laws....................................................3
        2.3.    Directors......................................................3
        2.4.    Officers.......................................................3

Article III. Effect of the Transaction on Capital Stock; Exchange of
              Certificates.....................................................4
        3.1.    Apportionment of Company Common Stock..........................4
        3.2.    Effect of the Transaction on Capital Stock.....................4
        3.3.    Exchange of Certificates Exchanged in the Split-Off............9
        3.4.    Exchange of Certificates in the Merger........................10
        3.5.    Dissenters' Rights............................................13
        3.6.    Adjustments to Prevent Dilution...............................14
        3.7.    Restructuring of the Mergers..................................14
        3.8.    Manzano Guaranty; Etc.........................................15

Article IV. The Closing.......................................................15
        4.1.    Closing.......................................................15

Article V. Representations and Warranties.....................................16
        5.1.    Representations and Warranties of the Company.................16
        5.2.    Representations and Warranties of Parent, PNM, Merger Sub-1
                  and Merger Sub-2............................................28

Article VI. Conduct of Business Pending the Transactions......................39
        6.1.    Covenants of the Company......................................39
        6.2.    Covenants of Parent, Manzano, PNM, Merger Sub-1 and Merger
                  Sub 2.......................................................42
        6.3.    Necessary Action..............................................45

Article VII. Additional Agreements............................................45
        7.1.    Access........................................................45
        7.2.    Acquisition Proposals.........................................46
        7.3.    Information Supplied..........................................47
        7.4.    Shareholders Meetings.........................................48
        7.5.    Filings; Other Actions; Notification..........................48
        7.6.    Affiliates....................................................50
        7.7.    Stock Exchange Listing and De-listing.........................50
        7.8.    Publicity.....................................................50
        7.9.    Benefits and Other Employee Matters...........................50
        7.10.   Board of Directors; Corporate Headquarters and Community
                  Involvement.................................................52
        7.11.   Dividends.....................................................53
        7.12.   Indemnification; Directors' and Officers' Insurance...........53
        7.13.   Expenses......................................................55
        7.14.   Takeover Statute..............................................55
        7.15.   Manzano Vote..................................................55
        7.16.   Agreements Relating to the Split-Off..........................55
        7.17.   Redemption of Preferred Shares................................55
        7.18.   Conveyance Taxes..............................................56
        7.19.   Transition Steering Team......................................56
        7.20.   Termination of Tax Sharing Agreements.........................56
        7.21.   Tax Disaffiliation Agreement..................................57
        7.22.   Shared Services Agreement.....................................57
        7.23.   Interim Reporting.............................................57
        7.24.   Possible Exchange.............................................57

Article VIII.  Conditions.....................................................58
        8.1.    Conditions to Each Party's Obligation to Effect the
                  Transaction.................................................58
        8.2.    Conditions to Obligations of Parent, Merger Sub-1 and Merger
                  Sub-2.......................................................60
        8.3.    Conditions to Obligation of the Company.......................61

Article IX. Termination.......................................................63
        9.1.    Termination by Mutual Consent.................................63
        9.2.    Termination by Either Parent or the Company...................63
        9.3.    Termination by the Company....................................63
        9.4.    Termination by Parent.........................................64
        9.5.    Effect of Termination and Abandonment.........................64

Article X. Miscellaneous and General..........................................66
        10.1.   Survival......................................................66
        10.2.   Modification or Amendment.....................................66
        10.3.   Waiver of Conditions..........................................66
        10.4.   Counterparts..................................................67
        10.5.   GOVERNING LAW AND VENUE.......................................67
        10.6.   Notices.......................................................67
        10.7.   Entire Agreement; NO OTHER REPRESENTATIONS....................68
        10.8.   No Third-Party Beneficiaries..................................69
        10.9.   Obligations of Parent and of the Company......................69
        10.10.  Severability..................................................69
        10.11.  Interpretation................................................69
        10.12.  Assignment....................................................69

EXHIBIT A - Split-Off Agreements

EXHIBIT B - Convertible Preference Certificate of Designation

EXHIBIT C - Parent Convertible Certificate of Designation

EXHIBIT D - Affiliates Letter

EXHIBIT E - Form of Stockholder Agreement

EXHIBIT F - Form of Registration Rights Agreement

                            Indexed of Defined Terms

                                                                            Page





1935 Act.....................................................................16
Acquisition Proposal.........................................................46
Additional Cash...............................................................5
Adjustment Calculation........................................................7
Adjustment Shares.............................................................7
Affiliates Letter............................................................50
Aggregate Share Number........................................................6
Agreement.....................................................................1
Allocation and Separation Agreement...........................................1
Audit Date...................................................................20
Bankruptcy and Equity Exception..............................................18
Base Shares...................................................................6
Business Day.................................................................15
By-Laws.......................................................................3
Certificate...................................................................8
Certificate of Merger.........................................................2
Charter.......................................................................3
Chase........................................................................27
Closing......................................................................15
Closing Consideration.........................................................8
Closing Date.................................................................15
Code..........................................................................2
Company.......................................................................1
Company Common Stock..........................................................4
Company Contracts............................................................19
Company Disclosure Letter....................................................16
Company Dissenting Holder....................................................13
Company ERISA Affiliate......................................................22
Company Intellectual Property Rights.........................................26
Company Material Adverse Effect..............................................17
Company Pension Plan.........................................................22
Company Reports..............................................................19
Company Required Statutory Approvals.........................................18
Company Requisite Vote.......................................................27
Compensation and Benefit Plans...............................................21
Confidentiality Agreements...................................................68
Contracts....................................................................19
Conversion...................................................................57
Convertible Preference Shares.................................................5
Costs........................................................................53
Current Premium..............................................................54
Cut Off Date..................................................................4
D&O Insurance................................................................54
Effective Time................................................................3
Employees....................................................................21
Environmental Law............................................................24
ERISA........................................................................21
Exchange.....................................................................57
Exchange Act.................................................................17
Exchange Agent...............................................................10
Exchange Agreement............................................................1
Exchange Fund................................................................10
Exchange Ratio................................................................8
Excluded Share................................................................6
Excluded Shares...............................................................6
FERC.........................................................................18
Final Order..................................................................59
First Redemption Date........................................................58
GAAP.........................................................................17
Governmental Entity..........................................................18
Hazardous Substance..........................................................24
HSR Act......................................................................18
Indemnified Parties..........................................................53
IRS..........................................................................22
JP Morgan....................................................................38
KGCC..........................................................................2
knowledge....................................................................17
Laws.........................................................................23
Manzano.......................................................................1
Manzano Certificate...........................................................9
Manzano Common Stock..........................................................8
Manzano Dissenting Holder....................................................13
Manzano Exchange..............................................................1
Manzano Excluded Share........................................................8
Manzano Excluded Shares.......................................................8
Manzano Merger Consideration..................................................8
Manzano Transition Date.......................................................1
Merger........................................................................1
Merger Consideration..........................................................8
Merger Portion................................................................4
Merger Sub-1..................................................................1
Merger Sub-2..................................................................1
Mergers.......................................................................1
Neutral Auditor...............................................................8
NMBCA.........................................................................2
NMPRC.........................................................................3
Non-Union Employees..........................................................51
NYSE.........................................................................18
Order........................................................................59
Parent........................................................................1
Parent Common Stock...........................................................8
Parent Compensation and Benefit Plans........................................33
Parent Contracts.............................................................31
Parent Convertible Debt......................................................57
Parent Convertible Shares.....................................................8
Parent Disclosure Letter.....................................................28
Parent Employees.............................................................33
Parent ERISA Affiliate.......................................................33
Parent Material Adverse Effect...............................................29
Parent Pension Plan..........................................................33
Parent Required Statutory Approvals..........................................30
Parent Requisite Vote........................................................37
Parent Stock Plans...........................................................29
Parent Voting Debt...........................................................30
PBGC.........................................................................22
person.......................................................................11
PNM...........................................................................1
PNM Audit Date...............................................................32
PNM Common Stock.............................................................29
PNM Exchange.................................................................14
PNM Exchange Agreement.......................................................14
PNM Intellectual Property Rights.............................................37
PNM Preferred Shares.........................................................29
PNM Reports..................................................................31
Power Act....................................................................16
Preferred Shares.............................................................17
Prospectus/Proxy Statement...................................................47
Representatives..............................................................45
S-4 Registration Statement...................................................47
Salomon......................................................................27
SEC...........................................................................5
Second Merger.................................................................1
Securities Act...............................................................18
Significant Subsidiary.......................................................17
Split-Off.....................................................................1
Split-Off Agreements..........................................................1
Split-Off Consideration.......................................................6
Split-Off Exchange Ratio......................................................6
Split-Off Portion.............................................................4
Stock Award..................................................................50
Stock Plans..................................................................17
Subsidiary...................................................................16
Superior Proposal............................................................47
Surviving Corporation.........................................................2
Takeover Statute.............................................................23
Tax..........................................................................25
Tax Disaffiliation Agreement.................................................42
Taxable......................................................................25
Taxes........................................................................25
Taxing.......................................................................25
Termination Date.............................................................63
Trading Day...................................................................5
Transaction...................................................................1
TransactionTaxes.............................................................56
Transition Steering Team.....................................................56
Utility Subsidiaries.........................................................16
Voting Debt..................................................................18
Westar........................................................................1
Westar Common Stock...........................................................4
Westar Subsidiaries...........................................................1

                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER


     AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (hereinafter called this "Agreement"), dated as of November 8, 2000, among Western Resources, Inc., a Kansas corporation (the "Company"), Public Service Company of New Mexico, a New Mexico corporation ("PNM"), HVOLT Enterprises, Inc., a Delaware corporation ("Parent"), HVK, Inc., a Kansas corporation and a wholly owned subsidiary of Parent ("Merger Sub-1") and HVNM, Inc., a New Mexico corporation and a wholly owned subsidiary of Parent ("Merger Sub-2").


                                    RECITALS

     WHEREAS, PNM and Manzano Corporation, a New Mexico corporation ("Manzano"), have entered into an Agreement and Plan of Share Exchange, dated as of April 17, 2000 (the "Exchange Agreement"), which provides for the mandatory share exchange by the holders of the outstanding common stock of PNM for shares of the common stock of Manzano at an exchange ratio of one share of Manzano common stock for each share of PNM common stock, whereby PNM will become a wholly owned subsidiary of Manzano (the "Manzano Exchange");

     WHEREAS, upon consummation of the Exchange, Manzano will execute a counterpart hereof as set forth below with the effect set forth herein (the date on which PNM becomes a Subsidiary of Manzano and Manzano executes a counterpart of this Agreement being referred to as the "Manzano Transition Date");

     WHEREAS, the Company, Parent, PNM, Merger Sub-1 and Merger Sub-2 have agreed to enter into an integrated transaction (the "Transaction") pursuant to which, first (x) the Company shall deliver to its shareholders its then entire ownership interest in Westar Industries, Inc., a Kansas corporation and a subsidiary of the Company ("Westar", together with the subsidiaries of Westar at the time of the Split-Off, the "Westar Subsidiaries") (such transaction being referred to as the "Split-Off"), in exchange for a portion of their shares of the Company Common Stock on the terms and conditions contained herein and in the Asset Allocation and Separation Agreement (the "Allocation and Separation Agreement") and the other agreements and term sheets attached thereto (together with the Allocation and Separation Agreement, the "Split-Off Agreements") between the Company and Westar in the forms attached hereto as Exhibit A, and then (y) Merger Sub-1 will merge with and into the Company, whereby the Company will become a wholly owned subsidiary of Parent (the "Merger"), and Merger Sub-2 will merge with and into Manzano, whereby Manzano and PNM will become wholly owned subsidiaries of Parent (the "Second Merger" and, together with the Merger, the "Mergers"), pursuant to the terms and conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of the Company, Parent, PNM, Merger Sub-1 and Merger Sub-2 (i) have determined that the Transaction and other transactions contemplated hereby are fair to, advisable and in the best interests of the Company, Parent, PNM, Merger Sub-1 and Merger Sub-2 and their shareholders, respectively, and (ii) have approved this Agreement and the transactions contemplated hereby; and

     WHEREAS, for federal income Tax (as defined below) purposes, it is intended that (i) the Split-Off will be treated as a taxable exchange of the Split-Off Portion (as defined below) of the Company Common Stock for Westar Common Stock, and (ii) the Mergers taken together will be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    Article I

                                 The Transaction

     1.1.  The Split-Off.

     The Company has or will enter into the Allocation and Separation Agreement and each other Split-Off Agreement to which it is a party, and, provided that all conditions precedent to the Split-Off have been satisfied, immediately prior to the Merger, the Company shall effect, and cause Westar to effect, the Split-Off.

     1.2. The Merger.

     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub-1 shall be merged with and into the Company and the separate corporate existence of Merger Sub-1 shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in
Article III. The Merger shall have the effects specified in the Kansas General Corporation Code (the "KGCC").

     1.3. The Second Merger.

     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub-2 shall be merged with and into Manzano and the separate corporate existence of Merger Sub-2 shall thereupon cease. Manzano shall be the surviving corporation in the Second Merger, and the separate corporate existence of Manzano with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Second Merger. The Second Merger shall have the effects specified in the New Mexico Business Corporation Act (the "NMBCA").

     1.4. Effective Time.

     On the Closing Date (as defined in Section 4.1), or if not reasonably practicable, as soon as practicable following the Closing Date, the Company and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Kansas as provided in Sections 17-6003 and 17-6701 of the KGCC. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Kansas or upon such later date as agreed upon by the parties and specified in such Certificate of Merger (the "Effective Time"). Not later than simultaneously with the filing of the Certificate of Merger, Manzano and Parent will cause such certificates or other instruments to be filed with the New Mexico Public Regulation Commission (the "NMPRC") as are required in accordance with the NMBCA to cause the Second Merger to become effective at the Effective Time.

                                   Article II.

                            The Surviving Corporation

     2.1.  The Articles of Incorporation.

     The restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2.  The By-Laws.

     The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

     2.3.  Directors.

     The directors of Merger Sub-1 at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. The directors of Merger Sub-1 at the Effective Time shall be appointed by Parent in its sole discretion, provided that at least three such directors shall be resident in the service territory of the Company or Kansas Gas and Electric Company in the State of Kansas.

     2.4.  Officers.

     The officers of Merger Sub-1 at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                               Article III.

      Effect of the Transaction on Capital Stock; Exchange of Certificates

      3.1.  Apportionment of Company Common Stock.

          (a) The Split-Off.

     At the Effective Time and in accordance with the terms hereof and of the Allocation and Separation Agreement, a portion (the "Split-Off Portion") of each share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock") shall be exchanged for shares of common stock, par value $.01 per share, of Westar (the "Westar Common Stock"). The Split-Off Portion shall be calculated as follows: the market value of the shares of Westar Common Stock issued to and held by the Company divided by the market value of the total number of issued and outstanding shares of Company Common Stock, in each case immediately prior to the effective time of the Split-Off and determined based on the average (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next highest thousandth) of the volume weighted averages (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next highest thousandth) of the trading price of Westar Common Stock or Company Common Stock, as the case may be, on the New York Stock Exchange as reported by Bloomberg Financial Markets, or if not reported thereby, another reputable source, in the period of 20 consecutive Trading Days ending on the close of business on the second Business Day immediately preceding the effective time of the Split-Off; provided that if Westar Common Stock is not listed for trading on the New York Stock Exchange, the market price for Westar Common Stock shall be determined as the average of price quotes from three investment banking firms, one appointed by Westar, one appointed by the Company and the third by the two other appointees.

          (b) The Merger.

     At the Effective Time, the portion of each share of Company Common Stock not included in the Split-Off Portion (the "Merger Portion") shall be converted into the right to receive the Merger Consideration as set forth in Section 3.2(b) below.

     3.2.  Effect of the Transaction on Capital Stock.

     (a) Permitted Intercompany Adjustments.

     For the period from the date hereof through the close of business on the day that is 15 Business Days prior to the Closing Date (the "Cut Off Date"), the following intercompany transfers between the Company and Westar shall be permitted and shall be adjustments to the Merger Consideration to the extent set forth in subsection (b) below:

     (i) Westar may pay Additional Cash to the Company, at Westar's option, as:

          (A) consideration for the purchase of shares of Company Common Stock at a price based on the average (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth) of the volume weighted averages (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth) of the trading price of Company Common Stock on the New York Stock Exchange as reported by Bloomberg Financial Markets, or if not reported thereby, another reputable source, in the period of 20 consecutive Trading Days ending on the close of business on the Business Day immediately preceding the date of purchase; or

          (B) consideration for the purchase of convertible preference shares of the Company having the terms set forth on Exhibit B hereto (as may be amended following approval by the Company's shareholders of amendments to the articles of incorporation of the Company with respect to the voting rights of such shares) (the "Convertible Preference Shares") in accordance with the terms thereof, at the price specified thereon; provided that (x) prior to purchasing any Convertible Preference Shares, Westar will purchase a number of shares of Company Common Stock that would be converted into 9.9% of the issued and outstanding shares of Parent Common Stock on a fully diluted basis (based on the Company's good faith determination of the likely number of shares of Parent Common Stock to be outstanding at the

     Effective Time taking into consideration the most recent financial statements filed with the Securities and Exchange Commission (the "SEC") by the Company, PNM and Manzano and the Company's good faith estimate of the Adjustment Shares to be issued pursuant to Section 3.2(b)) and (y) the aggregate amount of cash paid by Westar to the Company pursuant to this subsection (B) shall not exceed $375,000,000. The Convertible Preference Shares may, but are not required to, be converted into shares of Company Common Stock by the holder thereof on or prior to the Effective Time and, to the extent so converted, shall be included in the calculation set forth in Section 3.2(b)(ii)(A); or

          (C) consideration for the repurchase of shares of Westar Common Stock at a price based on the average (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth) of the volume weighted averages (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth) of the trading price of Westar Common Stock on the New York Stock Exchange as reported by Bloomberg Financial Markets, or if not reported thereby, another reputable source, in the period of 20 consecutive Trading Days ending on the close of business on the Business Day immediately preceding the date of purchase or the initial exercise price for rights to purchase Westar Common Stock, whichever is higher; provided that Westar may not redeem its Common Stock pursuant hereto unless the Westar Common Stock is listed for trading on the New York Stock Exchange or other national securities exchange; or

          (D) an increase in the amount of the intercompany receivable owed by the Company to Westar.

     As used herein, the term "Trading Day" means a day on which the New York Stock Exchange is open for trading. As used herein, the term "Additional Cash" means cash other than cash paid by Westar or any Split-Off Subsidiary to the Company pursuant to (i) any of the Company Contracts and other arrangements specified in Section 5.1(u) of the Company Disclosure Letter and (ii) the Company's tax sharing and allocation policy (Company Accounting Manual Section No. 6.90) as in effect on the date hereof.

          (ii) At any time between the date hereof and the Cut Off Date, Westar may convert any amount of the intercompany receivable into any of the securities listed in subsections (i)(A), (B) or (C) hereto; provided that any remaining outstanding balance of the intercompany receivable shall be so converted at the Effective Time, in each case consistent with the terms of subsections (i)(A), (B) or (C), with Westar providing written notice to the Company of its choice of conversion options on or prior to the Cut Off Date.

          (iii) The Company may pay cash to Westar, either as an equity contribution or a reduction in the amount of the intercompany receivable (but not below zero) in an amount not to exceed the limitation set forth in
     Section 6.7(g) of the Company's $600 million Credit Agreement dated June 28, 2000, as in effect on the date hereof; provided that any cash payments pursuant to (i) any of the Company contracts and other arrangements specified in Section 5.1(u) of the Company Disclosure Letter and (ii) the Company's tax sharing and allocation policy (Company Accounting Manual Section No. 6.90) as in effect on the date hereof shall not be adjustments to the Merger Consideration.

          (iv) The maximum aggregate value of Company Common Stock and Company Preference Shares purchased by Westar pursuant to this Section 3.2(a), including without limitation as a result of the conversion of the existing intercompany receivable, shall not exceed $641,000,000.

          (b)  Closing Consideration.

     At the Effective Time, as a result of the Split-Off and Merger and without any action on the part of the holder of any capital stock of the Company:

          (i) The Split-Off Portion of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Company Common Stock owned by Parent, Merger Sub-1, Merger Sub-2 or any other direct or indirect subsidiary of Parent or shares of Company Common Stock that are owned by the Company or any direct or indirect subsidiary of the Company but excluding any shares of Company Common Stock issued to and owned directly or indirectly by Westar, and in each case not held on behalf of third parties (each, an "Excluded Share" and collectively, "Excluded Shares")), shall be exchanged for a number of shares of Westar Common Stock equal to the Split-Off Exchange Ratio (the "Split-Off Consideration"). The "Split-Off Exchange Ratio" shall be equal to the number of shares of Westar Common Stock issued to and owned by the Company divided by the number of shares of Company Common Stock issued and outstanding (other than the Excluded Shares), in each case at the Effective Time.

          (ii) (A) Subject to the provisions hereof, the aggregate number of shares of Parent Common Stock to be issued in the Merger shall be 55,000,000 (the "Base Shares") plus the Adjustment Shares (as defined below) (the "Aggregate Share Number").

          The "Adjustment Shares" shall be determined by dividing (A) the difference (which may be a positive or a negative number) between (x) the sum of: (i) the amount of any proceeds (net of expenses relating to such sale) from the sale of Westar securities received by the Company from the date hereof through the Cut Off Date (excluding the amount of any such proceeds received by Westar directly and transferred to the Company pursuant to clause (iii) or (v) below); (ii) for each regular quarterly record date for payment of dividends on shares of Company Common Stock between the date hereof and the Closing Date, an amount equal to the product of (A) the number of shares of Company Common Stock outstanding and entitled to receive a dividend on such record date and (B) the difference between $0.30 and the amount of the actual cash dividend or dividend equivalent under the Stock Plans (as in effect on the date hereof except as such plans may be amended in conformity with this Agreement) declared per share of Common Stock outstanding on such record date; (iii) the value of any shares of Company Common Stock issued to Westar pursuant to subsection
     (a)(i)(A) or (a)(ii) above based on the consideration paid by Westar for such shares; (iv) the value of any shares of Company Common Stock issued to Westar pursuant to the conversion of Convertible Preference Shares issued to Westar in accordance with subsection (a)(i)(B) or (a)(ii) above based on the consideration paid by Westar for the Convertible Preference Shares which were converted into such Company Common Stock (it being understood that no adjustment shall be made pursuant hereto with respect to any Convertible Preference Shares that will remain issued and outstanding at or after the Effective Time); (v) the value of any shares of Westar Common Stock repurchased by Westar in accordance with subsection (a)(i)(C) or
     (a)(ii) above based on the purchase price paid by Westar for such shares;
     (vi) the amount of cash received as consideration for shares of Company Common Stock issued by the Company or the cash value of any compensation paid to employees of the Company in the form of shares of Company Common Stock, as the case may be, between the date hereof and the Cut Off Date pursuant to the Company's Direct Stock Purchase Plan and the Stock Plans (as defined in Section 5.1(b)); and (vii) the amount of any cash (or other consideration pursuant to a cashless exercise) received from the exercise of outstanding options (including pursuant to cashless exercises) to purchase shares of Company Common Stock between the date hereof and the Cut Off Date, and (y) the sum of (i) the amount of any cash paid by the Company to Westar as an equity contribution pursuant to subsection (a)(iii) above and (ii) $234 million, by (B) $27.00. On or prior to the Cut Off Date the Company shall deliver to Parent a statement showing the adjustment calculated in accordance with this Section 3.2(b) (the "Adjustment Calculation"). The Adjustment Calculation shall have sufficient detail to enable Parent to ascertain whether or not the adjustment proposed by the Company was made in conformity with the provisions of this Agreement.

          (B) Parent may dispute the Adjustment Calculation provided by the Company by providing notice in writing to the Company within five Business

     Days of receipt of the Adjustment Calculation. If Parent and the Company are unable to reach resolution of any differences with respect to the Adjustment Calculation within ten Business Days of receipt of Parent's written notice of dispute to the Company, Parent and the Company shall submit the amounts remaining in dispute to one of the five largest nationally recognized independent auditing firms selected by the Company but not to include the auditing firm who prepared the most recent audited financial statements for Parent or the Company (the "Neutral Auditor"). The Neutral Auditor shall be instructed to determine and report to the parties, within 20 Business Days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Neutral Auditor shall be shared equally by Parent and the Company.

          (iii) The Merger Portion of each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into, and become exchangeable for a number of shares of common stock, par value $0.001 per share of Parent (the "Parent Common Stock") equal to the Exchange Ratio (the "Merger Consideration" and together with the Split-Off Consideration, the "Closing Consideration"). The "Exchange Ratio" shall be equal to the Aggregate Share Number divided by the number of outstanding shares of Company Common Stock at the Effective Time (other than the Excluded Shares).

          (iv) Each Excluded Share shall, by virtue of the Split-Off and Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (v) At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any such shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Closing Consideration and the right, if any, to receive pursuant to Section 3.4(e) cash in lieu of fractional shares into which such shares of Company Common Stock have been converted pursuant to this Section 3.2(b) and any distribution or dividend pursuant to Section 3.4(c).

          (vi) Each issued and outstanding Convertible Preference Share shall be converted into one share of convertible preferred stock of Parent having the terms set forth on Exhibit C hereto (the "Parent Convertible Shares").

          (c) Second Merger Consideration.

          (i) Each share of common stock, par value $0.001 per share of Manzano (the "Manzano Common Stock") issued and outstanding prior to the Effective Time (excluding shares owned by Parent, PNM, Manzano or any of their direct or indirect subsidiaries or by the Company or any Split-Off Subsidiary or any other direct or indirect subsidiaries, in each case not held on behalf of third parties, each a "Manzano Excluded Share" and collectively (the "Manzano Excluded Shares")) shall be converted into, and exchangeable for, one share of Parent Common Stock (the "Manzano Merger Consideration").

          (ii) At the Effective Time, all shares of Manzano Common Stock shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Manzano Certificate") formerly representing any such shares of Manzano Common Stock (other than Manzano Excluded Shares) shall thereafter represent only the right to receive shares of Parent Common Stock pursuant to subsection (i) above and the right, if any, to receive pursuant to Section 3.4(e) cash in lieu of fractional shares into which such shares of Manzano Common Stock have been converted pursuant to this Section 3.2(c) and any distribution or dividend pursuant to Section 3.4(c).

          (iii) Each Manzano Excluded Share shall, by virtue of the Second

     Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (d) Merger Sub-1.

          At the Effective Time, each share of Common Stock, no par value, of Merger Sub-1 issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.

          (e) Merger Sub-2.

          At the Effective Time, each share of Common Stock, no par value, of Merger Sub-2 issued and outstanding immediately prior to the Effective Time shall be converted into one share of Manzano Common Stock and shall constitute the only shares of capital stock of Manzano.

     3.3.  Exchange of Certificates Exchanged in the Split-Off.

     (a) At the Effective Time, the Company shall deposit with the Exchange Agent (as defined in Section 3.4 below) a stock certificate or certificates, endorsed in blank by the Company, representing the shares of Westar Common Stock owned by the Company.

     (b) Following surrender of any Certificate formerly representing shares of Company Common Stock in accordance with Section 3.4(b), there shall be issued to the holder thereof, the Split-Off Consideration to which such holder is entitled pursuant to the Split-Off.

     (c) Holders of record at the Effective Time of unsurrendered Certificates exchanged in the Split-Off shall be entitled to vote after the Effective Time at any meeting of Westar shareholders the number of whole shares of Westar Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     3.4.  Exchange of Certificates in the Merger.

     (a) Exchange Agent.

     At the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent (the "Exchange Agent"), selected by Parent with the Company's prior approval, which shall not be unreasonably withheld, for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of Parent Common Stock to be issued in the Merger pursuant to Section 3.2 in exchange for outstanding shares of the Company Common Stock (such shares of Parent Common Stock and shares of Westar Common Stock deposited pursuant to Section 3.3, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock or Westar Common Stock, being hereinafter referred to as the "Exchange Fund"). At the Effective Time, Parent shall also deposit with the Exchange Agent, to be held as part of the Exchange Fund, certificates representing shares of Parent Common Stock to be issued in the Second Merger in exchange for outstanding shares of Manzano Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time.

     (b) Exchange Procedures.

     As soon as reasonably practicable after the Effective Time, but in no event later than three Business Days after the Effective Time, the Surviving Corporation and Manzano shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock and Manzano Common Stock at the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery of the Certificates or the Manzano Certificates, as the case may be, shall be effected, and risk of loss and title to the Certificates or the Manzano Certificates, as the case may be, shall pass, only upon delivery of the Certificates or the Manzano Certificates, as the case may be, (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates or the Manzano Certificates, as the case may be, in exchange for (A) Closing Consideration, in the case of the Split-Off and Merger, or Manzano Merger Consideration, in the case of the Second Merger and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares to be paid pursuant to this Agreement (such instructions shall include instructions for the payment of the Closing Consideration, in the case of the Split-Off and Merger, or, Manzano Merger Consideration, in the case of the Second Merger, cash in lieu of fractional shares, and dividends or other distributions to a Person other than the Person in whose name the surrendered Certificate, or Manzano Certificate, as the case may be, is registered on the transfer books of the Company or Manzano, as the case may be, subject to the receipt of appropriate documentation for such transfer). Upon surrender of a Certificate, or Manzano Certificate, as the case may be, (or evidence of loss in lieu thereof) for cancellation to the Exchange Agent together with such letter of transmittal, duly executed in accordance with the provisions of this Section 3.4(b), the holder of such Certificate, or Manzano Certificate, as the case may be, shall be entitled to receive in exchange therefor (x) Merger Consideration, in the case of the Merger, or, Manzano Merger Consideration, in the case of the Second Merger, in each case that such holder is entitled to receive pursuant to this Article III, and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this
Article III, and the Certificate, or Manzano Certificate, as the case may be, so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates, or Manzano Certificates, as the case may be. In the event of a transfer of ownership of shares of Company Common Stock or Manzano Common Stock that is not registered in the transfer records of the Company or Manzano, respectively, payment may be issued to such a transferee if the Certificate, or Manzano Certificate, as the case may be, formerly representing such shares of Company Common Stock or Manzano Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate, or Manzano Certificate, as the case may be, or establishes to the satisfaction of Parent and the Company that such tax has been paid or is not applicable.

     For the purposes of this Agreement, the term "person" shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

     (c) Distributions with Respect to Unexchanged Shares; Voting.

     (i) All shares of Parent Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate, or Manzano Certificate, as the case may be, until such Certificate, or Manzano Certificate, as the case may be, is surrendered for exchange in accordance with this Article IV. Following surrender of any Certificate, or Manzano Certificate, as the case may be, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends and other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid with respect to such shares and (B) at the appropriate payment date, the dividends and other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

     (ii) Holders of record at the Effective Time of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates. Holders of record at the Effective Time of unsurrendered Manzano Certificates shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock represented by such Manzano Certificates, regardless of whether such holders have exchanged their Manzano Certificates.

     (d) Transfers, Etc.

     After the Effective Time, there shall be no transfers on the stock transfer books of the Company or Manzano of shares of Company Common Stock or Manzano Common Stock that were outstanding immediately prior to the Effective Time.

     (e) Fractional Shares.

     Notwithstanding any other provision of this Agreement to the contrary and solely for convenience and not as a separately bargained for consideration, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 3.4(e) shall be entitled to receive a cash payment in lieu thereof, as follows. The Exchange Agent will be directed to determine the number of whole shares and fractional shares of Parent Common Stock issuable to each holder of record of certificates formerly representing shares of Company Common Stock as of the Effective Time. Upon the determination by the Exchange Agent of such number of fractional shares, as soon as practicable after the Effective Time, the Exchange Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then prevailing market prices and shall distribute to each holder entitled thereto, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States income Tax purposes.

     (f) Termination of Exchange Fund.

     Any portion of the Exchange Fund relating to the Merger Consideration in the case of the Merger or the Manzano Merger Consideration, in the case of the Second Merger that remains unclaimed by the shareholders of the Company or the shareholders of Manzano for one year after the Effective Time shall be returned to Parent. At the same time, any portion of the Exchange Fund comprised of Split-Off Consideration shall be returned to Westar. Any shareholders of the Company or of Manzano who have not theretofore complied with this Article III shall thereafter look only to (i) Parent for payment of the Merger Consideration in the case of the Merger, or Manzano Merger Consideration, in the case of the Second Merger, and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.2 and Section 3.4(c) upon due surrender of their Certificates, or Manzano Certificates, as the case may be, (or affidavits of loss in lieu thereof), and (ii) Westar for payment of the Split-Off Consideration, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, Manzano, Westar, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Manzano Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates.

     In the event that any Certificate, or Manzano Certificate, as the case may be, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate, or Manzano Certificate, as the case may be, to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, or Manzano Certificates, as the case may be, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, or Manzano Certificate, as the case may be, the Closing Consideration in the case of the Merger and the Split-Off, or the Manzano Merger Consideration, in the case of the Second Merger, and, if applicable, any cash payable and any unpaid dividends or other distributions deliverable in respect thereof pursuant to Section 3.4(c) upon due surrender of the shares of the Company Common Stock or Manzano Common Stock represented by such Certificate, or Manzano Certificate, as the case may be, pursuant to this Agreement.

     (h) Affiliates.

     Notwithstanding anything herein to the contrary, Certificates surrendered by any "affiliate" (as determined pursuant to Section 7.6) of the Company shall not be exchanged until Parent shall have received a written agreement from such person as provided for in Section 7.6 hereof.

     3.5.  Dissenters' Rights.

     (a) In the event that appraisal rights are available under Section 17-6712 of the KGCC to holders of shares of the Company Common Stock at the Effective Time, any issued and outstanding shares of the Company Common Stock held by a person who objects to the Transaction and complies with all applicable provisions of the KGCC concerning the right of such person to dissent from the Transaction and demands appraisal of shares ("Company Dissenting Holder") shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Company Dissenting Holder with respect to such shares pursuant to the KGCC and shall not be converted as described in Section 3.2(b); provided, however, that shares outstanding immediately prior to the Effective Time and held by a Company Dissenting Holder who shall withdraw the demand for appraisal or lose the right of appraisal of such shares pursuant to the KGCC shall be deemed to be converted, as of the Effective Time, into the right to receive the Closing Consideration.

     (b) Any issued and outstanding shares of Manzano Common Stock held by a person who objects to the Second Merger and complies with all applicable provisions of the NMBCA concerning the right of such person to dissent from the Second Merger and demands appraisal of such shares ("Manzano Dissenting Holder") shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Manzano Dissenting Holder with respect to such shares pursuant to the NMBCA and shall not be converted as described in Section 3.2(c); provided, however, that shares outstanding immediately prior to the Effective Time and held by a Manzano Dissenting Holder who shall withdraw the demand for appraisal, or lose the right of appraisal of such shares pursuant to the NMBCA shall be deemed to be converted, as of the Effective Time, into the right to receive the Manzano Merger Consideration.

     3.6.  Adjustments to Prevent Dilution.

     In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (other than the issuance of Convertible Preference Shares), Manzano changes the number of shares of Manzano Common Stock or securities convertible or exchangeable for shares of Manzano Common Stock, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Closing Consideration, the Exchange Ratio and the Split-Off Exchange Ratio shall be equitably adjusted to reflect such change in the case of the Merger and the Split-Off, and the number of shares of Parent Common Stock into which each share of Manzano Common Stock shall be converted shall be equitably adjusted to reflect such change, in the case of the Second Merger.

     3.7.  Restructuring of the Mergers.

     If for any reason, the Manzano Transition Date can not occur, or the regulatory approvals required to permit it to occur are likely to materially delay the Effective Time, then the parties agree to restructure certain of the transactions contemplated hereby and to exclude Manzano from participation in the transactions contemplated hereby. In such event, PNM and Parent, in lieu of the Manzano Exchange and the Second Merger, as provided for herein, shall enter into an agreement and plan of share exchange (the "PNM Exchange Agreement") (which agreement shall be substantially the same as the Exchange Agreement with such changes therein as are appropriate to reflect Parent's status as a Delaware corporation, except that Article VI of the Exchange Agreement shall be modified to require all holders to surrender their certificates for cancellation or cancellation and transfer) pursuant to which (i) the Exchange Agreement would be terminated and the Manzano Exchange abandoned, (ii) at the Effective Time, each share of PNM Common Stock would be automatically converted into shares of Parent Common Stock based on the Manzano Exchange Ratio (the "PNM Exchange") and Parent would thereby acquire and become the owner and holder of each issued and outstanding share of PNM Common Stock. In the event the Manzano Transition Date does not occur prior to the Effective Time, PNM shall retain all of its rights, obligations, interests and liabilities under this Agreement. The Parties recognize that there may be other circumstances in which it may be preferable to effectuate a business combination between Parent, PNM and the Company by means of an alternative structure to the Transaction. Accordingly, if, prior to satisfaction of the conditions contained in Article VIII hereto, either party proposes the adoption of an alternative structure that will not delay the Effective Time and that otherwise substantially preserves for Parent, PNM, the Company and the holders of the Company Common Stock the economic and Tax benefits of the Transactions, then the parties shall make good faith to effect a business combination among themselves by means of a mutually agreed upon structure other than the Transactions that so preserves such benefits; provided that if the Company Requisite Vote or the Parent Requisite Vote has already been obtained, such alternative business combination does not require any additional approval of the shareholders of the Company under the KGCC or other applicable law or the shareholders of PNM under the NMBCA or other applicable law. In the event that the parties adopt a restructured transaction, the Agreement shall be revised to reflect such transaction as determined necessary by the parties hereto and prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Transaction and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied or waived.

     3.8. Manzano Guaranty; Etc.

     Effective from the Manzano Transition Date, (i) Manzano unconditionally guarantees the obligations of Parent under this Agreement but only through the Effective Time, it being the intent of the parties that such obligations shall be obligations solely of Parent from and after the Effective Time and (ii) Manzano assumes and agrees to perform all obligations of PNM hereunder and shall succeed to all rights, interests and liabilities of PNM hereunder and be substituted for PNM for all purposes of this Agreement as if originally named herein, in each case without necessity for further act by any party hereto. Manzano agrees promptly to execute a counterpart of this Agreement upon PNM becoming its Subsidiary. PNM agrees to give written notice to all other parties hereto of the occurrence of the Manzano Transition Date.

                                   Article IV.

                                   The Closing

     4.1.  Closing.

     The closing of the Transaction (the "Closing") shall take place (i) at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York at 10:00 A.M. on the twentieth Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date"); provided that in the event a dispute resolution process pursuant to Section 3.2(b)(ii)(B) is pending, the Closing Date shall automatically be extended to two business days following the date of delivery of the report of the Neutral Auditor. For purposes of this Agreement, the term "Business Day" means a day on which banks are not required or authorized by law to close in New York City.

                                   Article V.

                         Representations and Warranties

     5.1.  Representations and Warranties of the Company.

     Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter") or the Company Reports, the Company hereby represents and warrants to Parent, PNM, Merger Sub-1 and Merger Sub-2 that:

     (a) Organization, Good Standing and Qualification.

     Each of the Company and its Utility Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Wolf Creek Nuclear Operating Corporation is a corporation in good standing under the laws of the state of Kansas. The Company has made available to Parent complete and correct copies of the Company's and each of its Utility Subsidiaries' articles of incorporation and by-laws (or comparable governing instruments), as amended to date. The Company's and its Utility Subsidiaries' articles of incorporation and by-laws (or comparable governing instruments) so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all of the Subsidiaries of the Company, the jurisdictions under which such Subsidiaries were incorporated, the percent of the equity interest therein owned by the Company and each Subsidiary of the Company, as applicable, whether such Subsidiary has active business operations, and specifies each Subsidiary that as of the date hereof, (i) (A) owns or operates any portion of the Company's electric utility business as reflected in the unconsolidated balance sheet included in Section 5.1(e)(ii) of the Company Disclosure Letter and (B) is to remain a Subsidiary of the Company after giving effect to the Split-Off or (ii) otherwise holds the Company's investments in affordable housing tax credits as shown in the consolidated financial statements of the Company and its Subsidiaries included in the Company Reports (the Subsidiaries so specified in the list being herein collectively called the "Utility Subsidiaries"). Section 5.1(a) of the Company Disclosure Letter specifies the status of each Utility Subsidiary under Section 2(a)(5), 2(a)(7), 2(a)(11), 32(a)(1) or 33(a)(3) of the
Public Utility Holding Company Act of 1935, as amended (the "1935 Act") and
Section 201(e) of the Federal Power Act (the "Power Act"). No Subsidiary which is a Utility Subsidiary will be a Westar Subsidiary.

     As used in this Agreement, the term "Subsidiary" means, with respect to the Company, PNM, Parent, Merger Sub-1 or Merger Sub-2, as the case may be, any entity, other than a Westar Subsidiary, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

     As used in this Agreement, the term "Significant Subsidiary" means a "significant subsidiary" (other than, with respect to the Company, a Westar Subsidiary) within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act").

     As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in law, rule, regulation or generally accepted accounting principles ("GAAP") or interpretations thereof, (ii) economic or business conditions in the United States generally, (iii) conditions generally affecting the electric utility industry or (iv) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or by the Split-Off Agreements shall not be considered when determining if a Company Material Adverse Effect has occurred. As used in this Agreement, the term " " or any similar formulation of knowledge shall mean the actual knowledge of, with respect to the Company, those persons set forth in Section 5.1(a) of the Company Disclosure Letter and, with respect to Parent and PNM, those persons set forth in Section 5.2 of the Parent Disclosure Letter. Notwithstanding the foregoing, the parties hereto acknowledge and agree that in no event shall any matter that is or would be a Westar Group Liability (as such term is defined in the Allocation and Separation Agreement) constitute or give rise to, in whole or in part, a Company Material Adverse Effect; provided that, such matter does not also constitute or result in a Western Group Liability (as such term is defined in the Allocation and Separation Agreement).

     (b) Capital Structure.

     The authorized capital stock of the Company consists of (x) 150,000,000 shares of Company Common Stock, of which 69,980,902 shares were outstanding as of the close of business on November 6, 2000, (y) 6,600,000 shares of preferred stock, (the "Preferred Shares") of which 138,576 shares of 4 1/2% series were outstanding, 60,000 shares of 4 1/4% series were outstanding, and 50,000 shares of 5% series were outstanding, in each case, as of November 6, 2000, and (z) 4,000,000 shares of preference stock, none of which are outstanding as of November 6, 2000. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Other than pursuant to the Company Long Term Incentive and Share Award Plan, the Executive Stock for Compensation Program, the Employee's Stock Purchase Plan and the 401(k) Plan (collectively, the "Stock Plans") and pursuant to the Company Direct Stock Purchase Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt").

     (c) Corporate Authority.

          (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Company Requisite Vote and the Company Required Statutory Approvals. This Agreement is a valid and legally binding agreement of the Company enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii) As of the date hereof the Board of Directors of the Company has approved and adopted this Agreement and the Merger, the Split-Off and other transactions contemplated hereby and, subject to its fiduciary duties, has resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby.

     (d) Governmental Filings; No Violations.

     (i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.4 (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, (C) with, to or of the Federal Energy Regulatory Commission (the "FERC"), (D) with, to or of the Kansas Corporation Commission; (E) with, to or of the SEC under the 1935 Act; (F) to or with the Nuclear Regulatory Commission,
(G) to or with the Federal Communications Commission, (H) to comply with state securities or "blue-sky" laws; and (I) to comply with the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE") (items B through I, the "Company Required Statutory Approvals"), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, either the articles of incorporation of the Company or by-laws of the Company or the comparable governing instruments of any Company Utility Subsidiary, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any Company Utility Subsidiary (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days' or less notice ("Contracts") binding upon the Company or any Company Utility Subsidiary (the "Company Contracts") or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any Company Utility Subsidiary is subject or (C) any change in the rights or obligations of any party under any of the Company Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     (e) Company Reports; Financial Statements.

     (i) The filings required to be made (A) by the Company and its Subsidiaries since January 1, 1999 under the Securities Act; the Exchange Act; the 1935 Act; the Federal Power Act; and applicable state public utility laws and regulations have been filed with the SEC, FERC, or the appropriate state public utilities commission, as the case may be, and (B) by Wolf Creek Nuclear Operating Corporation since January 1, 1999 under the Atomic Energy Act of 1954, as amended, to the knowledge of the Company, have been filed with the NRC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or so to comply would not result in a Company Material Adverse Effect. The Company has made available to Parent each registration statement, report, proxy statement or information statement filed by it with the SEC (collectively, including any amendments of any such reports, the "Company Reports") pursuant to the Securities Act or the Exchange Act since January 1, 1999, and prior to the date hereof, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, each in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and none of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to shareholders, as applicable, contained any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and consolidated statements of cash flow included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (ii) Section 5.1(e)(ii) of the Company Disclosure Letter contains the unaudited pro forma consolidated balance sheet of the Company and its Utility Subsidiaries as of September 30, 2000, which presents information as if the Split-Off had occurred (on the terms and subject to the conditions set forth in the Split-Off Agreements) as of the Audit Date. Such balance sheet is based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company Reports. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, as if the Split-Off had occurred (on the terms and subject to the conditions set forth in the Split-Off Agreements) on such date, subject to notes and normal year-end audit adjustments that will not be material in amount or effect. The accounts reflected in the unaudited pro forma balance sheet referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated balance sheets of the Company and its Subsidiaries (including the Split-Off Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma balance sheets.

     (f) Absence of Certain Changes.

     Since December 31, 1999 (the "Audit Date"), except as expressly contemplated by this Agreement and the Split-Off Agreements, the Company and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries that has had or would be reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company other than regular quarterly dividends on shares of the Company Common Stock in the ordinary course (including any periodic increase thereon consistent with past practice); or
(iii) any change by the Company in accounting principles, practices or methods which is not required or permitted by GAAP. Since the Audit Date and through the date hereof, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

     (g) Litigation.

          (i) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Utility Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

          (ii) To the knowledge of the Company, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or threatened against Wolf Creek Nuclear Operating Corporation, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

     (h) Employee Benefits.

          (i) A copy of (i) each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy, practice or arrangement that covers employees or former employees of the Company and its Subsidiaries ("Employees"), or directors or former directors of the Company (the "Compensation and Benefit Plans"); and (ii) any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. Section 5.1(h) of the Company Disclosure Letter lists all Compensation and Benefit Plans other than those that, in the aggregate, are not material to the Company and its Subsidiaries and any Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

          (ii) All Compensation and Benefit Plans, to the extent subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are in substantial compliance with the applicable provisions of ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to the Company or any of its Subsidiaries under the Internal Revenue Service's Employee Plans Compliance Resolution System that would be reasonably likely to have a Company Material Adverse Effect. As of the date hereof, there is no material pending or to the knowledge of the Company threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other person has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or
     Section 414 of the Code (a "Company ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur and would not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate) if, as of the date hereof, the Company or a Company ERISA Affiliate were to engage in a "complete withdrawal" (as defined in Section 4203 of ERISA) or a "partial withdrawal" (as defined in Section 4205 of ERISA) from such multiemployer plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than the extension provided by PBGC Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports and all premium payments to the Pension Benefit Guaranty Corporation ("PBGC") have been made when due for such plans. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Neither the Company nor its Subsidiaries have any obligations for, or liabilities with respect to, retiree health and life benefits under any Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code.

          (vi) Notwithstanding anything to the contrary contained in this
     Section 5.1(h), the representations and warranties contained in this
     Section 5.1(h) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Company Material Adverse Effect.

          (i) Compliance with Laws.

     As of the date hereof, the business of the Company and its Subsidiaries, taken as a whole, is not being conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. As of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Utility Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreements.

     (j) Takeover Statutes.

     Assuming the accuracy of the representation contained in Section 5.2(q), no business combination, control share, fair price, moratorium or similar anti-takeover provision (a "Takeover Statute") of the KGCC or any applicable anti-takeover provision in the certificate of incorporation of the Company or the bylaws of the Company is applicable to the Transaction or any other transaction contemplated hereby.

     (k) Environmental Matters.

     Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect: (i) the Company's operations are in compliance with all applicable Environmental Laws; (ii) the Company possesses and maintains in effect all environmental and natural resources permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the business of the Company as presently conducted; (iii) the Company has not received any written environmental claim, notice or request for information during the past three years concerning any violation or alleged violation of any applicable Environmental Law or concerning any liability under any applicable Environmental Law; and (iv) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by the Company with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Company under any applicable Environmental Law.

     The representations and warranties in this Section 5.1(k) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

     As used herein, the term "Environmental Law" means any federal, state or local laws (including common law), regulations, codes, rules, ordinances, permits, authorizations, decrees, orders, injunctions or judgments and any binding administrative or judicial interpretations thereof relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata, biota and natural resources) or human health and safety from exposure to Hazardous Substances; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

     As used herein, the term "Hazardous Substance" means (a) any substances, mixtures, chemicals, products, materials or wastes that, pursuant to Environmental Law, are defined by or regulated as or having the characteristics of "hazardous," "toxic," "pollutant," "contaminant," "flammable," "corrosive," "reactive," "explosive" or "radioactive"; or (b) any petroleum, petroleum products or by-products, friable asbestos or any material or equipment containing regulated concentrations of polychlorinated biphenyls.

     As used in this Section 5.1(k), the "Company" shall mean the Company and each of its Subsidiaries.

     (l) Taxes.

     Except as would not have a Company Material Adverse Effect, the Company and each of its Utility Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all respects; (ii) (A) have timely paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and for which adequate reserves have been established and (B) no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to any filed Tax Returns, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
(iv) as of the date hereof, does not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) has not been or is not a party to any Tax sharing agreement or similar arrangement. Except as would not have a Company Material Adverse Effect when aggregated with the preceding sentence, the Split-Off will not result in any Member of the Mustang Group (as defined in the Allocation and Separation Agreement) or their Affiliates recognizing income or gain pursuant to Treasury Regulation Section 1.1502-13.

     "Tax" (and the correlative meaning, "Taxes", "Taxing" and "Taxable") shall mean (i) any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Taxing Authority; (ii) any liability of the Company, Westar or any Affiliate of the Company or Westar (or, in each case, any predecessor or successor in interest thereto by merger or otherwise), as the case may be, for the payment of any amounts of the type described in clause (i) for any Taxable period resulting from the application of Treasury Regulation Section 1.1502-6 or, in the case of any similar provision applicable under state, local or foreign law; and (iii) any liability of the Company, Westar or any Affiliate of the Company or Westar (or, in each case, any predecessor or successor in interest thereto by merger or otherwise) for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other party.

     (m) Labor and Employment Matters.

          (i) Labor Relations. Except as would not have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union, labor organization, employee association or similar organization, nor does the Company or any of its Subsidiaries have knowledge of any such union, labor organization, employee association or similar organization that represents or claims to represent any of the Company's or any of its Subsidiaries' employees or intends to organize any of the Company's or any its Subsidiaries' employees; (B) there is no labor strike, dispute, slowdown, stoppage, lockout or other labor dispute actually pending, nor to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries; (C) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; nor is there an unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state agency; and (D) there is no grievance pending, nor, to the knowledge of the Company, is there any grievance threatened arising out of any collective bargaining agreement or other grievance procedure.

          (ii) Employment. Except as would not have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (B) to the knowledge of the Company, there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (C) to the knowledge of the Company, neither the Company nor any of its Subsidiaries received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (D) to the knowledge of the Company, there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

          (iii) WARN Act. The Company is presently in compliance with its notification obligations with respect to the Company's employees pursuant to the Worker Adjustment and Retraining Notification (WARN) Act and will conduct any plant closing or mass layoff prior to the date of Closing in accordance with WARN.

     (n) Intellectual Property.

          (i) After giving effect to the Split-Off, the Company or its Utility Subsidiaries will own, or will be licensed or otherwise possess sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries' businesses (collectively, "Company Intellectual Property Rights"), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (ii) Except as disclosed in the Company Reports filed prior to the date hereof, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the use of the Company Intellectual Property Rights by the Company or its Utility Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, copyright of any other Person and (ii) there have been no claims made and neither the Company nor any of its Utility Subsidiaries has received written notice of any claim or otherwise knows that any Company Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

     (o) Vote Required.

     Provided that the Preferred Shares have been redeemed pursuant to Section 7.17, the approval of the majority of the shares of Company Common Stock outstanding on the record date for such vote (the "Company Requisite Vote") is the only vote of any class or series of the capital stock of the Company required to approve this Agreement and the transactions contemplated hereby.

     (p) Regulation as a Utility.

     The Company is a holding company exempt under Section 3(a)(1) pursuant to Rule 2 from all provisions of the 1935 Act except Section 9(a)(2) thereof. The Company and Kansas Gas and Electric Company are regulated as public utility companies in the state of Kansas and by the FERC. Except as set forth above and in Section 5.1(p) of the Company Disclosure Letter or as contemplated by the Split-Off Agreements, neither the Company nor any "subsidiary company" or "affiliate" of the Company is subject to regulation as a public utility or public service company (or similar designation) by the Federal government of the

United States, any state in the United States or any political subdivision thereof, or any foreign country. As used in this Section 5.1(p), the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in Section 2(a)(8) and Section 2(a)(11), respectively, of the 1935 Act.

     (q) Ownership of Parent, PNM, Merger Sub-1 or Merger Sub-2 Common Stock.

     None of the Company or any of the Company Subsidiaries or the Westar Subsidiaries beneficially owns any Parent Common Stock or common stock of PNM, Merger Sub-1 or Merger Sub-2.

     (r) Brokers and Finders.

     Except for Chase Securities, Inc. ("Chase") and Salomon Smith Barney Inc. ("Salomon"), neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transaction or the other transactions contemplated hereby.

     (s) Opinion of Financial Advisor.

     The Company has received the opinions of Chase and Salomon dated as of the date hereof, each to the effect that, as of such date, the Closing Consideration is fair from a financial point of view to holders of Company Common Stock.

     (t) Nuclear Power Plant Operations.

     To the knowledge of the Company, the operations of the Wolf Creek Generating Station are being conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be in compliance in the aggregate does not, and insofar as can reasonably be foreseen, would not have a Company Material Adverse Effect.

     (u) Affiliate Contracts.

     Section 5.1(u) of the Company Disclosure Letter lists all Company Contracts and other arrangements, including those relating to goods, rights or services provided or licensed between the Company or any Utility Subsidiary and any Westar Subsidiary other than Company Contracts or other arrangements which are Split-Off Agreements.

     (v) No Other Representations or Warranties.

     Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

     5.2. Representations and Warranties of Parent, PNM, Merger Sub-1 and Merger Sub-2.

     Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter") or the PNM Reports, Parent, PNM, Merger Sub-1 and Merger Sub-2 each represents and warrants to the Company that:

     (a) Capitalization of Merger Sub-1 and Merger Sub-2.

     The authorized capital stock of Merger Sub-1 consists of 40,000,000 shares of common stock, no par value, of which one was issued and outstanding on the date hereof and 10 million shares of preferred stock, no par value. The authorized capital stock of Merger Sub-2 consists of 1,000 shares of common stock, no par value, of which one was issued and outstanding on the date hereof. All of the issued and outstanding capital stock of Merger Sub-1 and Merger Sub-2 is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub-1 and Merger Sub-2 authorized, (ii) no securities of Merger Sub-1 and Merger Sub-2 convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub-1 and Merger Sub-2 and (iii) no options or other rights to acquire from Merger Sub-1 and Merger Sub-2, and no obligations of Merger Sub-1 and Merger Sub-2 to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub-1 and Merger Sub-2. Merger Sub-1 and Merger Sub-2 have not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with the this Agreement and the transactions contemplated hereby.

     (b) Organization, Good Standing and Qualification.

     Each of Parent and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as presently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent's, Manzano's and PNM's and its Significant Subsidiaries' certificates of incorporation and by-laws (or comparable governing instruments), as amended to date and the certificate of incorporation and by-laws of Parent are set forth in Section 5.2(b) of the Parent Disclosure Schedule. Parent's, Manzano's and PNM's and its Significant Subsidiaries' certificates of incorporation and by-laws (or comparable governing instruments) so delivered are in full force and effect.

     As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of Manzano and PNM and their Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of
(i) any change in law, rule, regulation or GAAP or interpretations thereof, (ii) economic or business conditions in the United States generally, (iii) conditions generally affecting the electric or gas utility industries or (iv) the execution and delivery of this Agreement, or the contemplated consummation of the transactions contemplated hereby, shall not be considered when determining if a Parent Material Adverse Effect has occurred.

     (c) Capital Structure.

     The authorized capital stock of PNM consists of (x) 80,000,000 shares of common stock, par value $5.00 per share ("PNM Common Stock"), of which 39,082,599 shares were issued and outstanding on November 6, 2000, and (y) 10,000,000 shares of preferred stock (the "PNM Preferred Shares"), of which 128,000 shares were issued and outstanding on November 6, 2000. All of the issued and outstanding shares of PNM Common Stock and PNM Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, one of which was issued and outstanding on the date hereof and 10,000,000 shares of preferred stock, none of which were outstanding on the date hereof. The authorized capital stock of Manzano consists of 120,000,000 shares of Manzano Common Stock, 100 of which were issued and outstanding on the date hereof. Each of the outstanding shares of capital stock or other securities of each of PNM's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by PNM or a direct or indirect wholly-owned Subsidiary of PNM, free and clear of any lien, pledge, security interest, claim or other encumbrance. Other than pursuant to the First Restated and Amended Director Retainer Plan, the Third Restated and Amended Performance Stock Plan, the Manzano Omnibus Performance Equity Plan and the PNM Direct Plan (the "Parent Stock Plans"), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent, PNM or Manzano or any of their Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, Manzano, PNM or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent, PNM and Manzano do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter ("Parent Voting Debt").

     (d) Corporate Authority and Approval.

          (i) Each of Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2 has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate, subject only to the receipt of the Parent Requisite Vote and the Parent Required Statutory Approvals, the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2 and, assuming due authorization, execution and delivery by the Company, is a valid and legally binding agreement of Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2, enforceable against each of Parent, PNM, Merger Sub-1 and Merger Sub-2 in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (ii) As of the date hereof, the Board of Directors of Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2 have approved and adopted this Agreement and the Mergers and other transactions set forth herein, and subject to their respective fiduciary duties, the Boards of Directors of PNM and Manzano have resolved to recommend that the shareholders of PNM and Manzano approve this Agreement and the transactions contemplated hereby.

          (iii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article III and upon conversion of any Parent Convertible Shares held by Westar. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

          (e) Governmental Filings; No Violations.

          (i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.4, (B) required to be made under the HSR Act, the Securities Act and the Exchange Act, (C) with, to or of the SEC under the 1935 Act, (D) with, to or of the FERC, (E) with or to the Nuclear Regulatory Commission, (F) with or to the Federal Communications Commission, (G) with or to the NMPRC, (H) to comply with state securities or "blue sky" laws, and (I) required to be made with the NYSE, (items B through I, the "Parent Required Statutory Approvals"), no notices, reports, registrations or other filings are required to be made by Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2 and the consummation by Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 of the Mergers and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 to consummate the transactions contemplated hereby.

          (ii) The execution, delivery and performance of this Agreement by Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 do not, and the consummation by Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, either the certificate of incorporation or by-laws of Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 or the comparable governing instruments of any of PNM's Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of PNM or any of its Significant Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon PNM or any of its Significant Subsidiaries (the "Parent Contracts") or any Law or governmental or non-governmental permit or license to which PNM or any of its Significant Subsidiaries is subject or
     (C) any change in the rights or obligations of any party under any of the Parent Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 to consummate the transactions contemplated hereby.

     (f) PNM Reports; Financial Statements.

     The filings required to be made by PNM and its Subsidiaries since January 1, 1999 under the Securities Act; the Exchange Act; the 1935 Act; the Federal Power Act; the Atomic Energy Act of 1954, as amended, and applicable state public utility laws and regulations have been filed with the SEC, FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or so to comply would not result in a Parent Material Adverse Effect. PNM has made available to the Company each registration statement, report, proxy statement or information statement filed by it with the SEC (collectively, including any amendments of any such reports, the "PNM Reports") pursuant to the Securities Act or the Exchange Act since December 31, 1999, and prior to the date hereof, including (i) PNM Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and (ii) PNM Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, each in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act. None of the PNM Reports (in the case of PNM Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and none of the PNM Reports (in the case of PNM Reports filed pursuant to the Exchange Act) as of the respective dates first mailed to shareholders contained any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the PNM and its Subsidiaries included in such PNM Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the PNM Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the PNM and its Subsidiaries as of its date and each of the consolidated statements of income and consolidated statements of cash flow included in or incorporated by reference into the PNM Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the PNM and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (g) Absence of Certain Changes.

     Since the December 31, 1999 (the "PNM Audit Date"), PNM and its Subsidiaries, taken as a whole, have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of PNM and its Subsidiaries that has had or would be reasonably likely to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of PNM or any repurchase, redemption or other acquisition by PNM or any Subsidiary of any securities of PNM other than quarterly dividends in the ordinary course (including any increase thereon consistent with past practice); or (iii) any change by PNM in accounting principles, practices or methods which is not required or permitted by GAAP. Since the PNM Audit Date and through the date hereof, except as provided for herein or as disclosed in the PNM Reports, there has not been any material increase in the compensation payable or that could become payable by PNM or any of its Subsidiaries to officers or key employees or any material amendment of any of the PNM Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

     (h) Litigation.

     There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of Parent and PNM, threatened against Parent, PNM, or any of its Significant Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

     (i) Employee Benefits.

               (i) A copy of (i) each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy, practice or arrangement that covers employees or former employees of PNM and Parent and their Subsidiaries ("Parent Employees"), or directors or former directors of PNM or Parent (the "Parent Compensation and Benefit Plans"); and (ii) any trust agreement or insurance contract forming a part of such PNM Compensation and Benefit Plans has been made available to the Company prior to the date hereof. Section 5.2(i) of the Parent Disclosure Letter lists all Parent Compensation and Benefit Plans other than those that, in the aggregate, are not material to PNM or Parent and their Subsidiaries and any Parent Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in Section 5.2(i) of the Parent Disclosure Letter.

               (ii) All Parent Compensation and Benefit Plans, to the extent subject to ERISA are in substantial compliance with the applicable provisions of ERISA. Each Parent Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Parent Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received favorable determination letter from the IRS, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to PNM, Parent or any of their Subsidiaries under the Internal Revenue Service's Employee Plans Compliance Resolution System that would reasonably be likely to have a Parent Material Adverse Effect. As of the date hereof, there is no material pending or to the knowledge of Parent or PNM threatened litigation relating to the PNM Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other person has engaged in a transaction with respect to any Parent Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent, PNM or any of their Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Parent, PNM or any of their Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate"). Parent, PNM and their Subsidiaries have not incurred and do not expect to incur and would not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Parent ERISA Affiliate) if, as of the date hereof, Parent, PNM or a Parent ERISA Affiliate were to engage in a "complete withdrawal" (as defined in Section 4203 of ERISA) or a "partial withdrawal" (as defined in
          Section 4205 of ERISA) form such multiemployer plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than the extension provided by PBGC Reg. Section 4043.66, has been required to be filed for any Parent Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (iv) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the PNM Reports and all premium payments to the PBGC have been made when due for such plans. Neither any Parent Pension Plan nor any single-employer plan of a Parent ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Parent ERISA Affiliate has an outstanding funding waiver. None of Parent, PNM or any of their Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of a Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) None of Parent, PNM or any of their Subsidiaries have any obligations for, or liabilities with respect to, retiree health and life benefits under any PNM Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code.

               (vi) Notwithstanding anything to the contrary contained in this
          Section 5.2(i), the representations and warranties contained in this
          Section 5.2(i) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Parent Material Adverse Effect.

     (j) Compliance with Laws.

     As of the date hereof, the business of PNM and its Subsidiaries, taken as a whole, is not being conducted in violation of any Laws, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 to consummate the transactions contemplated hereby. As of the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or to the knowledge of Parent threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 to consummate the transactions contemplated hereby. PNM and its Significant Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2 to consummate the transactions contemplated hereby.

     (k) Takeover Statutes.

     Assuming the accuracy of the representation contained in Section 5.1(q), no Takeover Statute of the NMBCA or any applicable anti-takeover provision in the certificate of incorporation of PNM, Manzano or Parent or by-laws of PNM, Manzano or Parent is applicable to the Transaction or any of the other transactions contemplated hereby.

     (l) Environmental Matters.

     Except for such matters that would not be reasonably likely to cause a Parent Material Adverse Effect: (i) PNM's operations are in compliance with all applicable Environmental Laws; (ii) PNM possesses and maintains in effect all environmental and natural resources permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the business of PNM as presently conducted; (iii) PNM has not received any written environmental claim, notice or request for information during the past three years concerning any violation or alleged violation of any applicable Environmental Law or concerning any obligation or liability under any applicable Environmental Law; and (iv) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by PNM with any environmental permits, licenses, authorizations or approvals required under applicable Environmental Laws or liability of PNM under any applicable Environmental Law.

     The representations and warranties in this Section 5.1(l) constitute the sole representations and warranties of Parent or PNM with respect to any Environmental Law or Hazardous Substance.

     As used in this Section 5.2(l), "PNM" shall mean PNM and each of its Subsidiaries.

     (m) Taxes.

     Except as would not have a Parent Material Adverse Effect, PNM and each of its Significant Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all respects; (ii) (A) have timely paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and (B) no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to any filed Tax Returns, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, does not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (v) has not been or is not a party to any Tax sharing agreement or similar arrangement. Except as would not have a Parent Material Adverse Effect when aggregated with the preceding sentence, neither PNM nor any PNM Subsidiary (x) has engaged in any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 for which any income or gain remains unrecognized and (y) has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the past 24-month period, or (2) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code, in each case, excluding any transactions described in Section 355(e)(3) of the Code.

     (n) Labor and Employment Matters.

          (i) Labor Relations. Except as would not have a Parent Material Adverse Effect, (A) neither PNM nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union, labor organization, employee association or similar organization, nor does PNM or any of its Subsidiaries have knowledge of any such union, labor organization, employee association or similar organization that represents or claims to represent any of PNM's or any of its Subsidiaries' employees or intends to organize any of PNM's or any its Subsidiaries' employees; (B) there is no labor strike, dispute, slowdown, stoppage, lockout or other labor dispute actually pending, nor to the knowledge of PNM, threatened against or affecting PNM or any of its Subsidiaries; (C) to the knowledge of Parent and PNM, neither PNM nor any of its Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; nor is there an unfair labor practice charge or complaint against PNM or any of its Subsidiaries pending or, to the knowledge of PNM, threatened before the National Labor Relations Board or any similar state agency; and (D) there is no grievance pending, nor to the knowledge of PNM, is there any grievance threatened arising out of any collective bargaining agreement or other grievance procedure.

          (ii) Employment. Except as would not have Parent Material Adverse Effect, (A) neither PNM nor any of its Subsidiaries is in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, nor have they ever been; (B) to the knowledge of the Parent and PNM, there are no charges with respect to or relating to PNM or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (C) to the knowledge of the Parent and PNM, neither PNM nor any of its Subsidiaries received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to PNM or any of its Subsidiaries and no such investigation is in progress; and (D) to the knowledge of the Parent and PNM, there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of PNM or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

          (iii) WARN Act. PNM is presently in compliance with its notification obligations with respect to PNM's employees pursuant to the Worker Adjustment and Retraining Notification (WARN) Act and will conduct any plant closing or mass layoff prior to the date of Closing in accordance with WARN.

     (o) Intellectual Property.

          (i) PNM and its Significant Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries' businesses (collectively, "PNM Intellectual Property Rights"), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

          (ii) Except as disclosed in the PNM Reports filed prior to the date hereof, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the use of the PNM Intellectual Property Rights by PNM or its Significant Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, copyright of any other Person and (ii) there have been no claims made and neither the PNM nor any of its Significant Subsidiaries has received written notice of any claim or otherwise knows that any PNM Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

     (p) Vote Required.

     The approval of the Second Merger by two-thirds of the holders of Manzano Common Stock or PNM Common Stock, as the case may be, (the "Parent Requisite Vote") is the only vote of the holders of any class or series of the capital stock of Parent, Manzano or PNM required to approve this Agreement and the transactions contemplated hereby.

     (q) Ownership of Company Common Stock.

     None of Parent, Manzano, PNM, Merger Sub-1 Merger Sub-2 or any of their respective Subsidiaries beneficially owns any Company Common Stock.

     (r) Regulation as to Utility.

     None of Merger Sub-1, Merger Sub-2 or Parent is a "public utility company," or a "holding company" under the 1935 Act. None of Merger Sub-1, Merger Sub-2 or Parent is subject to regulation as a public utility company in any state or by the FERC. PNM is a public utility company subject to regulation as such in the State of New Mexico and by the FERC. At the Manzano Transition Date, Manzano will be a "holding company" exempt under Section 3(a)(1) pursuant to Rule 2 from all provisions of the 1935 Act except Section 9(a)(2) thereof. Otherwise, except as set forth in Section 5.2(r) of the Parent Disclosure Letter, none of Parent, PNM, Merger Sub-1, Merger Sub-2, Manzano and their respective "subsidiary companies" and "affiliates" is subject to regulation as a public utility or public service company (or similar designation) by the Federal government of the United States, any state in the United States or any political subdivision thereof, or any foreign country. As used in this Section 5.2(r) the terms "subsidiary companies" and "affiliates" have meanings correlative to the terms "subsidiary company" and "affiliate" as used in Section 5.1(p) of the Agreement.

     (s) Brokers and Finders.

     Except for J.P. Morgan Securities Inc. ("JP Morgan"), neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transaction or the other transactions contemplated by this Agreement.

     (t) Opinion of Financial Advisor.

     PNM has received the opinion of JP Morgan dated as of the date hereof to the effect that, as of such date, the PNM ownership percentage is fair from a financial point of view to the holders of PNM Common Stock.

     (u) Nuclear Plant Operation.

     To the knowledge of PNM, the operations of the Palo Verde Nuclear Generating Station are being conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be in compliance in the aggregate does not, and insofar as can reasonably be foreseen, would not have a Parent Material Adverse Effect.

     (v) Shareholder Matters.

          (i) To the knowledge of PNM and Manzano, (x) no shareholders of PNM (excluding Manzano as sole shareholder of PNM following the effective time of the Manzano Exchange) or Manzano has entered into any agreement, written or unwritten, express or implied, to act in concert with others to control the management and policies of Parent or the Surviving Corporation immediately following the Effective Time and (y) no shareholder of PNM or Manzano will own more than 5% of the outstanding voting securities of Parent immediately following the Effective Time.

          (ii) No shareholder of PNM (excluding Manzano as sole shareholder of PNM following the effective time of the Manzano Exchange) or Manzano has entered into any agreement or arrangement to vote in favor of any particular individual or individuals for election to the board of directors of the Surviving Corporation following the Effective Time.

     (w) No Other Representations or Warranties.

          Except for the representations and warranties contained in this
     Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

                                   Article VI.

                  Conduct of Business Pending the Transactions

     6.1. Covenants of the Company.

     The Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Split-Off Agreements, as set forth on Section 6.1 of the Company Disclosure Letter, as required by Law or to the extent Parent shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable, and provided that, except as specifically stated therein, the provisions of this Section 6.1 shall not apply to the Westar Subsidiaries and the Company shall not be obligated to cause the Westar Subsidiaries to comply with the obligations of this Section 6.1:

          (i) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (a) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (b) maintain and keep material properties and assets in good repair and condition, subject to ordinary wear and tear and (c) maintain in effect all material governmental permits pursuant to which the Company or any of its Significant Subsidiaries currently operates;

          (ii) the Company shall not (w) amend its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (x) split, combine or reclassify its outstanding shares of capital stock; (y) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than (A) dividends from its direct or indirect wholly owned Subsidiaries to it or a wholly-owned Subsidiary, (B) regular quarterly dividends on shares of Common Stock with usual record and payment dates in amounts not to exceed $1.20 annually per share of Common Stock or
     (C) dividends required to be paid on Preferred Shares or preferred securities of subsidiary trusts outstanding on the date hereof until redeemed pursuant to Section 7.17 or on Convertible Preference Shares issued to Westar, in each case in accordance with their respective terms) or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under the Stock Plans and the Direct Stock Purchase Plan);

          (iii) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than (A) shares of the Company Common Stock issuable pursuant to options or restricted share units (whether or not vested) outstanding on the date hereof under the Stock Plans, issuances of additional options or restricted share units or rights to acquire shares of the Company Common Stock granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans and issuances of shares of the Company Common Stock pursuant to options or restricted share units granted after the date hereof pursuant to the Stock Plans; or (B) issuances of shares of the Company Common Stock, including restricted shares, in the ordinary and usual course of the Stock Plans and the Direct Stock Purchase Plan, each as in effect on the date hereof);

          (iv) neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business and other than transactions not in excess of $50,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

          (v) neither the Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment (other than capital expenditures) in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $50,000,000 in the aggregate in any calendar year;

          (vi) neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, (i) modify, amend, or terminate any Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Company or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries;

          (vii) neither the Company nor any of its Subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company or any Significant Subsidiary of the Company, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

          (viii) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans (other than issuances of additional shares of Company Common Stock or options or rights to acquire shares of Common Stock granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans), or increase the salary, wage, bonus or other compensation of any employees except for (A) grants or awards or increases under existing Compensation and Benefit Plans occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), (B) annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of the Company and its Subsidiaries comparable in form and amount to such individual compensation or benefit plans or agreements currently maintained by the Company and its Subsidiaries, provided such individual plans and agreements (other than award agreements issued under existing plans) shall not include change of control provisions which would be triggered solely by the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and voluntary action by an individual employee or (C) actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof or applicable law;

          (ix) the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

          (x) except in the ordinary and usual course of business or as may be required by applicable Law, neither the Company nor any of its Subsidiaries shall change any accounting principle, practice or method in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by the Company's regular independent accountants;

          (xi) neither the Company nor any of its Subsidiaries shall engage in or allow any transfer of assets or liabilities or other transactions between the Company and its Subsidiaries, on the one hand, and the Westar Subsidiaries, on the other hand except (a) transactions relating to services rendered in the ordinary course of business pursuant to the Contracts specified in Section 5.1(u) of the Company Disclosure Letter or which individually, or in the aggregate, do not involve payments in excess of $250,000 per year or are terminable upon 90 days' notice in any event prior to the Effective Time, (b) as permitted under Section 3.2(a) hereof, including without limitation the conversion of Convertible Preference Shares into Convertible Preference Shares having amended voting terms on a one-for-one basis; provided that any interest accruing or payable on the intercompany receivable shall be at a rate not in excess of 8 1/2% or (c) as contemplated by the Split-Off Agreements to occur prior to the Effective Time;

          (xii) except as may be required by applicable Law, neither the Company nor any of its Subsidiaries shall make capital expenditures during any fiscal year in excess of $400,000,000;

          (xiii) the Company shall promptly notify PNM of any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect or a material adverse effect under Section 8.2(f) hereto and shall provide copies, in advance of filing the same, of any significant regulatory filings proposed to be made by or on behalf of the Company or any of its Utility Subsidiaries;

          (xiv) except as otherwise required by law and only to the extent material, all Tax Returns of the Company and any of its Subsidiaries and Affiliates that are filed between the date hereof and the Closing Date shall be prepared in a manner consistent with the allocation of tax liability principles set forth in the agreement to be entered into between the Company and Westar allocating Taxes between the Company and Westar after the Split-Off (the "Tax Disaffiliation Agreement"); and

          (xv) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

     6.2. Covenants of Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2.

     Parent, PNM and Manzano each covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time, except as expressly contemplated or permitted by this Agreement, as set forth on
Section 6.2 of the Parent Disclosure Letter, as required by Law or to the extent the Company shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable:

          (i) the business of PNM and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (a) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (b) maintain and keep material properties and assets in good repair and condition, subject to ordinary wear and tear and (c) maintain in effect all existing material governmental permits pursuant to which PNM or any of its Significant Subsidiaries currently operates;

          (ii) PNM, Manzano and Parent shall not (w) amend its certificate of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement; (x) split, combine or reclassify its outstanding shares of capital stock; (y) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than (A) dividends from its direct or indirect wholly owned Subsidiaries to it or a wholly owned Subsidiary, (B) dividends required to be paid on any preferred stock of any Subsidiary of PNM outstanding on the date hereof or preferred stock issued to refinance currently outstanding preferred stock, in each case, in accordance with their respective terms and (C) regular quarterly dividends on shares of PNM Common Stock with usual record and payment dates (including any periodic increase thereon consistent with past practice) or
     (z) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than (A) as required by the respective terms of any preferred stock of any Subsidiary of PNM outstanding on the date hereof or preferred stock issued to refinance currently outstanding preferred stock in accordance with the terms of the this Agreement, (B) in connection with refunding preferred stock of any Subsidiary of PNM with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis) and (C) for the purpose of funding or providing benefits under the PNM Stock Plans and any dividend reinvestment plan in accordance with past practice);

          (iii) none of Parent, Manzano, PNM or any of their Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Parent Voting Debt or any other property or assets (other than (A) shares of PNM Common Stock issuable pursuant to options (whether or not vested) outstanding on the date hereof under the Parent Stock Plans, issuances of additional options or rights to acquire shares of PNM Common Stock granted pursuant to the terms of the Parent Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Parent Stock Plans and issuances of shares of PNM Common Stock pursuant to options granted after the date hereof pursuant to the Parent Stock Plans, (B) issuances of shares of PNM Common Stock in the ordinary and usual course of Parent Compensation and Benefits Plans, each as in effect on the date hereof, and (C) the issuance of PNM preferred shares in connection with the repurchase or redemption of preferred stock outstanding on the date of this Agreement either at its stated maturity or at a lower cost of funds (calculating such cost on an after-tax basis));

          (iv) neither PNM nor any of its Subsidiaries shall, other than in the ordinary and usual course of business and other than transactions not in excess of $50,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

          (v) neither PNM nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment (other than capital expenditures) in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $50,000,000 in any calendar year;

          (vi) neither PNM nor any of its Significant Subsidiaries shall, other than in the ordinary and usual course of business, (i) modify, amend, or terminate any Contract that is material to PNM and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such material contract (or any of the material rights of PNM or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to PNM or any of its Subsidiaries;

          (vii) neither PNM nor any of its Subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of PNM or any Significant Subsidiary of Parent, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

          (viii) neither PNM nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Parent Compensation and Benefit Plans (other than issuances of additional shares of PNM Common Stock or options or rights to acquire shares of PNM Common Stock granted pursuant to the terms of the Parent Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Parent Stock Plans), or increase the salary, wage, bonus or other compensation of any employees except for (A) grants or awards or increases under existing Parent Compensation and Benefit Plans occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), (B) annual reestablishment of Parent Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of PNM and its Subsidiaries comparable in form and amount to such individual compensation or benefit plans or agreements currently maintained by the Parent and its Subsidiaries, provided such individual plans and agreements shall not include change of control provisions which would be triggered solely by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or (C) actions necessary to satisfy existing contractual obligations under Parent Stock Plans or agreements existing as of the date hereof or applicable law;

          (ix) PNM shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by PNM and its Subsidiaries in the ordinary course of business consistent with past practice;

          (x) except in the ordinary and usual course of business or as may be required by applicable Law, neither PNM nor any of its Subsidiaries shall change any accounting principle, practice or method in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Parent's regular independent accountants;

          (xi) except as may be required by applicable Law, neither PNM nor any of its Subsidiaries shall make capital expenditures during any fiscal year in excess of $400,000,000;

          (xii) PNM, Manzano and Parent shall promptly notify the Company of any change or event that has had or could reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect under Section 8.2(e) hereto and shall provide copies, in advance of filing the same, of any significant regulatory filings proposed to be made by or on behalf of PNM or any Subsidiary;

          (xiii) except as otherwise required by law and only to the extent material, all Tax returns of PNM, Manzano, Parent and their Subsidiaries that are filed between the date hereof and the Closing Date shall be filed in a manner consistent with past practices; and

          (xiv) none of PNM, Manzano, Parent or any of their Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

     (b) 1935 Act.

     None of the parties hereto shall, nor shall any such party permit any of its Subsidiaries to, except as required or contemplated by this Agreement or the Split-Off Agreements, engage in any activities that would cause a change in its status, or that of its Subsidiaries, under the 1935 Act if such change would prevent or delay the consummation of the transactions contemplated by this Agreement.

     6.3. Necessary Action.

     (a) Neither the Company nor PNM, nor any of their respective Subsidiaries, shall take or fail to take any action that is reasonably likely to (i) result in any failure of the conditions to the Mergers set forth in Article VIII, (ii) prevent or delay consummation of the transactions contemplated by this Agreement, (iii) make any representation or warranty of the Company, PNM, Manzano or Parent contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or (iv) individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

     (b) The parties shall cooperate and use their best efforts to ensure that the Effective Time does not occur at a time when any of the adjustment events listed in Sections 3.2(b)(ii)(A)(vi) or (vii) would take place in the ordinary course between the Cut Off Date and the Effective Time.

                                  Article VII.

                              Additional Agreements

     7.1. Access.

     PNM and the Company agree that upon reasonable notice, and except as may otherwise be required by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business and operations of such party; provided that no investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2, and provided further that the foregoing shall not require any party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party, would (i) result in the disclosure of any trade secrets of third parties or the loss of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other privilege or (ii) violate any of its obligations with respect to confidentiality if such party shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Manzano, PNM or the Company, as applicable, or such Person as may be designated by either of its executive officers. All such information shall be governed by the terms of the Confidentiality Agreements.

     7.2. Acquisition Proposals.

     Except pursuant to the Exchange Agreement, each of the Company, Manzano, and PNM agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving it or its Significant Subsidiaries or, in the case of the Company, its Utility Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of, it and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Company Common Stock or PNM Common Stock or Manzano Common Stock (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Each of the Company, Manzano and PNM further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company or of Manzano and PNM, or their respective representatives from, prior to the time their respective required shareholders approvals have been obtained
(A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or otherwise complying with the Exchange Act; (B) providing information in response to a request therefor by a person who has made a bona fide unsolicited Acquisition Proposal; (C) engaging in any negotiations or discussions with any person who has made a bona fide unsolicited Acquisition Proposal or otherwise facilitating any effort or attempt to implement an Acquisition Proposal; or (D) withdrawing or modifying the approval or recommendation by such Board of Directors of this Agreement, approving or recommending any Acquisition Proposal or causing the applicable party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal, if, and only to the extent that in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company, Manzano or PNM, as the case may be, determines in good faith, after consultation with outside legal counsel that such action is necessary to act in a manner consistent with the directors' fiduciary duties under applicable law and determines in good faith after consultation with its financial advisors that the person or group making such Acquisition Proposal has adequate sources of financing to consummate such Acquisition Proposal and that such Acquisition Proposal, if consummated as proposed, is materially more favorable to the shareholders of such party from a financial point of view (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and (y) in the case of clause (D) above the Board of Directors of the Company or Manzano or PNM, as the case may be, determines in good faith that such Acquisition Proposal is reasonably capable of being consummated, taking into account legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and prior to taking any such action set forth in clause (B), (C) or (D) above (other than with respect to actions related to entering into a confidentiality agreement), the Company or Manzano or PNM, as the case may be, provides reasonable notice to the other party to the effect that it is taking such action and receives from the person making the Acquisition Proposal an executed confidentiality agreement in reasonably customary form and, in any event, containing terms not materially more favorable to such third party than those contained in the Confidentiality Agreements (as defined in Section 10.7). Prior to or substantially contemporaneous with providing any information to or entering into any discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company or Manzano or PNM, as the case may be, shall notify the other party of such Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it), and, subject to the confidentiality agreement required to be entered into, as specified above, shall provide the other party with a copy of any written Acquisition Proposal or amendment or supplements thereto and shall thereafter inform the other party on a prompt basis of any material changes to the terms and conditions of such Acquisition Proposal. Each of the Company and Manzano and PNM agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and each of Manzano and PNM agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2.

     7.3. Information Supplied.

     The Company, Parent, Manzano and PNM each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Mergers (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders of the Company and shareholders of Manzano or PNM, as the case may be, and at the time of the meeting of shareholders of the Company and at the time of the meeting of the shareholders of Manzano or PNM, as the case may be, to be held in connection with this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.4. Shareholders Meetings.

     The Company will take, in accordance with applicable law and its restated articles of incorporation, as amended, and by-laws, all action necessary to convene a meeting of holders of Company Common Stock as promptly as practicable after the Proxy Statement/Prospectus is mailed to its shareholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Manzano or PNM will take, in accordance with its certificate and by-laws, all action necessary to convene a meeting of holders of Manzano Common Stock or PNM Common Stock, as the case may be, as promptly as practicable after the Proxy Statement/Prospectus is mailed to its shareholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations under applicable law, each of the Company's and Manzano's or PNM' board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

     7.5. Filings; Other Actions; Notification.

     (a) Parent, Manzano or PNM and the Company shall promptly, following the date hereof, prepare and file with the SEC the Prospectus/Proxy Statement, and

Parent shall promptly, following the date hereof, prepare and file with the SEC the S-4 Registration Statement. Parent and the Company each shall use its best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and as soon as practicable thereafter mail the Prospectus/Proxy Statement to the shareholders of the Company and the shareholders of Manzano or PNM, as the case may be, and, if necessary after the Prospectus/Proxy Statement is mailed, promptly circulate amended supplemental proxy material, and, if required, resolicit proxies. Parent shall also use its best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Mergers and to consummate the other transactions contemplated hereby and will pay all expenses incident thereto.

     (b) The Company, Manzano or PNM, as the case may be, each shall use its reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

     (c) Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Each party hereto will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

     (d) The Company, Manzano and PNM shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Manzano, PNM and the Company shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, Manzano and PNM shall act reasonably and as promptly as practicable.

     (e) Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Company, PNM and Manzano each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, Manzano, PNM, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby.

     (f) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, the Company and Manzano and PNM each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Manzano, PNM or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transaction and the other transactions contemplated hereby.

     7.6. Affiliates.

     At least 10 days prior to the date of the shareholders meeting of the Company with respect to this Agreement, the Company shall deliver to Parent a list of names and addresses of those Persons who the Company expects will be, as of 30 days prior to the Effective Time, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by the Company as a Person who may be deemed within 30 days prior to the Effective Time to be an affiliate of the Company for the purposes described above. The Company shall exercise commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the date of its shareholders meeting with respect to this Agreement, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the date of such shareholders meeting substantially in the form attached as Exhibit D (the "Affiliates Letter").

     7.7. Stock Exchange Listing and De-listing.

     Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the shares of Company Common Stock to be removed from quotation on the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     7.8. Publicity.

     The initial press release shall be a joint press release and thereafter the Company and PNM each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Mergers and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

     7.9. Benefits and Other Employee Matters.

     (a) Stock Plans.

     With respect to each Stock Plan that remains in effect following the Effective Time and each award granted prior to the Effective Time pursuant to a Stock Plan that is to be settled in shares of Company Common Stock (a "Stock Award") which Stock Award remains outstanding following the Effective Time, the Company and Parent shall take all corporate action necessary or appropriate to
(i) provide for the issuance or purchase in the open market of Parent Common Stock rather than Company Common Stock pursuant thereto, (ii) obtain shareholder approval with respect to such Stock Plans to the extent such approval is required for purposes of the Code or other applicable law, (iii) reserve for issuance under such Stock Plans or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Stock Plans or Stock Award and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-8 or amendments on such forms to the Form S-4 Registration Statement, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Stock Plans or Stock Award to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, the Surviving Corporation shall administer the Stock Plans after the Effective Time, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (b) Contributions to Rabbi Trusts.

     Prior to the Effective Time, the Company shall contribute to the rabbi trusts maintained or to be established by the Company and its Subsidiaries for
(i) the Executive Stock Compensation Program under the Long Term Incentive and Share Award Plan, (ii) the Restricted Share Unit Program under the Long Term Incentive and Share Award Plan, and (iii) the Executive Salary Continuation Plan, the amount of cash or shares of Company Common Stock that it reasonably believes will be required to satisfy outstanding awards or other obligations under such plans (other than any such awards that will be converted to Merger Consideration that is immediately distributed to the holder thereof), and at or prior to the end of each year commencing with the year in which the Closing occurs, Parent shall contribute or cause to be contributed to the rabbi trust any amount of cash or securities required to make up any shortfall in earnings and any additional amounts to keep all benefits and estimated expenses fully funded.

     (c) Employee Benefits.

     Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the non-union employees of the Company and its Subsidiaries who continue to be employees of the Surviving Corporation, Parent or their respective Subsidiaries (the "Non-Union Employees") will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Following the Effective Time, Parent shall cause service by Non-Union Employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for all purposes (including, without limitation, eligibility to participate, eligibility to commence benefits, vesting, benefit accrual and severance) under the Compensation and Benefit Plans or any other benefit plans of Parent or its Subsidiaries in which such employees participate.

     From and after the Effective Time, Parent shall (i) cause to be waived any pre-existing condition limitations under benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries.

     Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees and directors under the Compensation and Benefit Plans and to honor all collective bargaining agreements or other labor agreements in effect at the Effective Time. Parent shall cause the Surviving Corporation to assume in writing the rights and obligations under the employment agreements and change of control agreements to which the Company is a party at the Effective Time as required by such agreements; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such employment agreements and change of control agreements in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such employment agreements and change of control agreements.

     Parent acknowledges that the transactions contemplated by this Agreement meet the definition of, and shall constitute, a "change in control" under each Compensation and Benefit Plan listed in Section 7.9 of the Company Disclosure Letter.

     (d) Employees.

     It is the present intention of Parent and the Company that following the

Effective Time, there will be no involuntary reductions in workforce at the Surviving Corporation or its Subsidiaries, and that Parent, the Surviving Corporation and their respective Subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition or other voluntary means; provided, however, that if any reductions in workforce in respect of employees of Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries, become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with the Company or its Subsidiaries or Parent or its Subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Corporation or any of their respective Subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Corporation or any of their respective Subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective Subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all Laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

     7.10. Board of Directors; Corporate Headquarters and Community Involvement.

     (a) Election to Parent's Board of Directors.

     At the Effective Time, Parent shall take such action as may be necessary to cause two individuals selected by Parent from a pool of nominees designated by the Company, including members of the Board of Directors of the Company, to be appointed to the Board of Directors of Parent with each such designee serving in a different class on the Parent Board of Directors. The directors designated by the Company shall comply with the Parent's criteria for membership on its Board of Directors as in effect for PNM as of the date hereof and set forth in Section
7.10 of the Parent Disclosure Schedule. Each of the directors designated by the Company shall be appointed to serve on a committee of the Parent Board of Directors. The rights set forth in this Section 7.10 are separate from and in addition to any rights Westar shall have to designate members of the Board of Directors of Parent pursuant to the terms of the Stockholder Agreement between Westar and Parent to be entered into as of the Effective Time.

     (b) Regional Headquarters.

     Following the Effective Time, the Surviving Corporation shall maintain its regional headquarters in Topeka, Kansas.

     (c) Community Involvement.

     Parent acknowledges that after the Effective Time, it intends to provide charitable contributions and community support within the service areas of the Company and its Subsidiaries at levels consistent with past practice.

     7.11. Dividends.

     The Company and Parent shall coordinate with each other the declaration, setting of record dates and payment dates of dividends on shares of their respective common stock so that holders of shares of Company Common Stock do not receive dividends on both shares of Company Common Stock and Parent Common Stock received in the Merger in respect of any single calendar quarter or fail to receive a dividend on either shares of Company Common Stock or Parent Common Stock received in the Merger in respect of any single calendar quarter.

     7.12. Indemnification; Directors' and Officers' Insurance.

     (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law and as required pursuant to the existing indemnity agreements of the Company (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law and as required pursuant to the existing indemnity agreements of the Company provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby. In the event any claim or claims are asserted or made within six years after the Effective Time, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.12, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially and irreversibly prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall pay the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Parent will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that (A) Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

     (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance is terminated or cancelled during such six-year period, the Surviving Corporation shall use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium and shall agree to indemnify the directors and officers for any Costs not covered by such D&O Insurance; and (iii) if the annual premiums for the existing D&O Insurance exceed 200% of the Current Premium, the Surviving Corporation shall obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

     (d) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.12.

(e) The provisions of this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     7.13. Expenses.

     Subject to Sections 9.5(b) through (e), whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and PNM shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the S-4 Registration Statement and the Prospectus/Proxy Registration Statement (including SEC filing fees).

     7.14. Takeover Statute.

     If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated hereby, each of Parent, Manzano, PNM, Merger Sub-1 Merger Sub-2 and the Company and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     7.15. Manzano Vote.

     Parent and Manzano shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Common Stock and any shares of common stock of Merger Sub-1 and Merger Sub-2 beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement and the transactions contemplated hereby at any meeting of shareholders of the Company, Merger Sub-1 or Merger Sub-2, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company, Merger Sub-1 or Merger Sub-2 by consent in lieu of a meeting).

     7.16. Agreements Relating to the Split-Off.

     The terms of the Split-Off Agreements may be amended by the Company and Westar; provided however, that Parent's consent, which shall not be unreasonably withheld, shall be required in connection with any revision to the terms of the Split-Off Agreements in the forms attached hereto as Exhibit A that would reasonably be expected to be adverse in any manner to the Company or to Parent.

     7.17. Redemption of Preferred Shares.

     Prior to the Effective Time, the Board of Directors of the Company shall call for redemption all outstanding Preferred Shares (not including the Convertible Preference Shares) at a redemption price equal to the amount set forth in the restated articles of incorporation of the Company, together with all dividends accrued and unpaid to the date of such redemption and take all other required action so that all Preferred Shares shall be redeemed and no such Preferred Shares shall be deemed to be outstanding at the Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby. The parties agree to cooperate in connection with registering Parent as a "holding company" under Section 5 of the 1935 Act to use the provisions of subparagraph (iv) of subdivision (c) of paragraph 6 of section A of Article IV of the restated articles of incorporation of the Company as a means of obviating the need to seek approval of this Agreement and the transactions contemplated hereby by the holders of Preferred Shares as a separate class, in which case the outstanding Preferred Shares shall not be called for redemption and shall remain outstanding notwithstanding the Merger.

     7.18. Conveyance Taxes.

     The Company, Parent, PNM and Manzano shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement ("Transaction Taxes") that are required or permitted to be paid on or before the Effective Time. The Company shall pay, without deduction or withholding (except where such deduction or withholding is required by applicable law) from any amount payable to the holders of any shares of the Company Common Stock, any such Transaction Taxes which become payable in connection with the Split-Off and Merger, on behalf of the shareholders of the Company. Manzano, or PNM, as the case may be, shall pay, without deduction or withholding (except where such deduction or withholding is required by applicable law) from any amount payable to the holders of any shares of Manzano Common Stock or PNM Common Stock, any such Transfer Taxes which become payable in connection with the Transaction.

     7.19. Transition Steering Team.

     As soon as reasonably practicable after the date hereof, PNM and the Company shall create a special transition steering team (the "Transition Steering Team"), with representation from PNM and the Company, that will develop recommendations concerning the future structure and operations of the Surviving Corporation after the Effective Time, subject to applicable law. The members of the Transition Steering Team shall be appointed by the Chief Executive Officers of PNM and the Company. The functions of the Transition Steering Team shall include (i) to direct the exchange of information and documents between the parties and their subsidiaries as contemplated by Section 7.1, and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

     7.20. Termination of Tax Sharing Agreements.

     At the effective time of the Split-Off, the Company shall cause the Tax sharing agreement with Protection One, Inc. and all other tax sharing agreements and arrangements (other than the Disaffiliation Agreement) to be terminated or no longer in effect with respect to periods following the date of the Split-Off as between any member of the Western Group and its Affiliates (as those terms are defined in the Tax Disaffiliation Agreement) on the one hand and any member of the Westar Group and its Affiliates (as those terms are defined in the Tax Disaffiliation Agreement) on the other hand.

     7.21. Tax Disaffiliation Agreement.

     At the Effective Time, Parent shall succeed to the rights and obligations of the Company under the Tax Disaffiliation Agreement and shall perform all agreements and covenants contained therein.

     7.22. Shared Services Agreement.

     Effective upon the Closing, the Company or such other affiliate of the Company as shall be designated by Parent subject to Westar's approval shall enter into a Shared Services Agreement in form and substance reasonably satisfactory to each party and satisfying all requirements of the 1935 Act, pursuant to which the Company shall provide services to Westar on the terms and conditions specified in Exhibit B to the Allocation and Separation Agreement. Effective as of the Closing Date, the Company will assign the Service Agreement between the Company and Protection One, Inc., dated April 1, 1999, as amended, to Westar.

     7.23. Interim Reporting.

     No later than the tenth Business Day of each calendar month through the Cut-Off Date, the Company will deliver a statement with respect to the immediately preceding calendar month, of (i) Additional Cash paid to the Company (including information as to the source) during such month, (ii) the application of such Additional Cash, and (iii) the option selected by Westar pursuant to
Section 3.2(a)(i), such statement also to include a summary of cumulative amounts and any changes in amounts since the date hereof.

     7.24. Possible Exchange.

     The parties recognize that it would be beneficial for Parent if, in lieu of the conversion of the Convertible Preference Shares into the Parent Convertible Shares pursuant to Section 3.2(b)(iv) hereof (the "Conversion"), the Convertible Preference Shares were instead exchanged (an "Exchange") for a principal amount of 7.5% subordinated debt instruments of Parent equal to the aggregate liquidation preference of the Convertible Preference Shares which debt instruments ("Parent Convertible Debt") would be (i) convertible into shares of Parent Common Stock at the same conversion ratio as the Convertible Preference Shares, (ii) otherwise substantially in the form of the Company's 7-7/8% Cumulative Quarterly Income Preferred Shares, Series A, and (iii) redeemable at the option of Parent at par plus accrued interest on the same date on which the Parent Convertible Shares would have been first redeemable at the option of Parent. Accordingly, if, prior to satisfaction of the conditions contained in
Article VIII hereof, Parent proposes that an Exchange occur and such Exchange would (i) not delay the Effective Time and (ii) otherwise preserves for Westar the economic and tax benefits of ownership of Parent Convertible Shares that otherwise would have been received upon conversion of the Convertible Preference Shares including, but not limited to, the payment to Westar of cash in an amount that reasonably compensates Westar for the reasonably estimated additional Tax payments, if any, resulting from the Proposed Exchange (taking into account, among other things, the amount (as reasonably projected on the Effective Date) of (x) Westar's additional tax liability from the Exchange being taxable and Westar subsequently receiving interest instead of dividends until the date that the Parent Convertible Debt could have first been redeemed by Parent (the "First Redemption Date") and (y) the utilization of or loss of any current or future tax benefits of the Westar Group that could be used to offset tax liability of any member of the Westar Group in any Tax period through the end of the Tax period which includes the First Redemption Date), then the parties shall make a good faith effort to effect an Exchange instead of a Conversion by means of mutually agreed customary documentation that so preserves such benefits; provided that if the Company Requisite Vote or the Parent Requisite Vote has already been obtained, such Exchange does not require any additional approval of the shareholders of the Company under the KGCC or other applicable law or the shareholders of PNM or Parent under the NMBCA or other applicable law. In the event that the parties adopt an Exchange, the Agreement shall be revised to reflect such transaction as determined necessary by the parties hereto and prior to effecting any such Exchange, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such Exchange shall have been obtained and all other conditions to the parties' obligations to consummate the Transaction and other transactions contemplated hereby, as applied to such Exchange, shall have been satisfied or waived.

                                  Article VIII.

                                   Conditions

     8.1. Conditions to Each Party's Obligation to Effect the Transaction.

     The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval.

     The Company Requisite Vote and the Parent Requisite Vote shall have been obtained. This Agreement shall have been approved by the sole shareholder of Merger Sub-1 and Merger Sub-2.

     (b) NYSE Listing.

     The shares of Parent Common Stock issuable to the shareholders of the Company and Manzano in the Mergers pursuant to Article II shall have been authorized for listing on the NYSE upon official notice of issuance.

     (c) HSR.

     The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated.

     (d) Other Regulatory Consents.

     The Parent Required Statutory Approvals and the Company Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no such Final Order shall impose terms or conditions that would have, or would be reasonably likely to have a material adverse effect on the financial condition, business, assets or results of operations of Parent, Manzano, PNM and the Company (together with their respective Subsidiaries) taken as a whole; it being understood that the effect of any law, regulation, ruling, order or decree referred to in Sections 8.2(f) and 8.3(e) shall not be taken into account in making such determination. A "Final Order" means action (including the approval of transfer, assignment or modification of Environmental Permits) by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

     (e) Injunction.

     No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated hereby (collectively, an "Order").

     (f) S-4.

     The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     (g) Split-Off.

     The Split-Off shall have been consummated in accordance with the terms hereof and of the Allocation and Separation Agreement and the Company shall have received copies of the "solvency opinions" delivered in connection with the Split-Off.

     (h) Stockholder and Registration Rights Agreement.

     Each of the Stockholder Agreement between Parent and Westar substantially in the form attached hereto as Exhibit E and the Registration Rights Agreement between Parent and Westar substantially in the form attached hereto as Exhibit F shall have been executed by the parties thereto.

     (i) Blue Sky Approvals.

     Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the Mergers.

     8.2. Conditions to Obligations of Parent, Merger Sub-1 and Merger Sub-2.

     The obligations of Parent and Merger Sub 1 and Merger Sub-2 to effect the

Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties.

     The representations and warranties of the Company set forth in this Agreement which are not modified by the words "Material Adverse Effect" shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the representations and warranties of the Company set forth in this Agreement which are modified by the words "Material Adverse Effect" shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company.

     The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Tax Opinion.

     Parent shall have received an opinion from Winthrop, Stimson, Putnam & Roberts, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code or the Second Merger will be treated as a transaction described in Section 368(a) of the Code, in each case in which neither the holders of PNM Common Stock or the holders of Company Common Stock (other than Westar) nor Parent or the Company will recognize taxable gain or loss. In rendering such opinion, Winthrop, Stimson, Putnam & Roberts may require and rely upon representations reasonably satisfactory to Winthrop, Stimson, Putnam & Roberts contained in certificates of officers of the Company, Westar, Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2.

     (d) Consents Under Agreements.

     The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any material Company Contract except for such consents or approvals the failure of which to obtain would not be reasonably likely to result in a material adverse effect on Parent and the Company (together with the Subsidiaries of Parent and the Company), taken as a whole.

     (e) Affiliates Letters.

     Parent shall have received an Affiliates Letter from each person identified as an affiliate of the Company pursuant to Section 7.6.

     (f) No Adverse Regulatory Change.

     Since the date of this Agreement, no law, regulation, ruling, order or decree (or new interpretation of any of the foregoing) affecting the Company or Kansas Gas and Electric Company shall have been adopted, amended or issued that, individually or in the aggregate, would have a material adverse effect on the financial condition, business, assets or results of operations of Parent, Manzano, PNM and the Company (together with their respective Subsidiaries) taken as a whole. In determining whether this condition has been satisfied, Parent (i) shall also take into account the effects of any ruling, order or decree by any Governmental Entity issued between the date hereof and the Closing Date on the electric rates and charges of the Company and Kansas Gas and Electric Company or on the revenue potential of the Company and Kansas Gas and Electric Company as existing on the date of this Agreement, and (ii) shall not take into account the Parent Required Statutory Approvals and the Company Required Statutory Approvals.

     8.3. Conditions to Obligation of the Company.

     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties.

     The representations and warranties of Parent, PNM, Manzano, Merger Sub-1 and Merger Sub-2 set forth in this Agreement which are not modified by the words "Material Adverse Effect" shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for failures to be true and correct that individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above) and the representations and warranties of Parent, PNM, Manzano, Merger Sub-1 and Merger Sub-2 set forth in this Agreement which are modified by the words "Material Adverse Effect" shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub.

     Each of Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2 shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

     (c) Tax Opinion.

     The Company shall have received an opinion from LeBoeuf, Lamb, Greene & MacRae L.L.P., tax counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that (i) the Split-Off will be treated as a taxable exchange of the Split-Off Portion of the Company Common Stock for shares of Westar Common Stock and (ii) the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code or the Merger will be treated as a transaction described in Section 368(a) of the Code; provided, however, that the condition set forth in clause (i) above shall also be satisfied to the extent the Company receives a private letter ruling from the Internal Revenue Service, in form and substance reasonably satisfactory to the Company, substantially to the same effect as the opinion described in clause (i) above. In rendering such opinion LeBoeuf, Lamb, Greene & MacRae, L.L.P. may require and rely upon representations reasonably satisfactory to LeBoeuf, Lamb, Greene & MacRae, L.L.P. contained in certificates of officers of the Company, Westar, Parent, Manzano, PNM, Merger Sub-1 or Merger Sub-2.

     (d) Consents Under Agreements.

     Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required under any material Parent Contract except for such consents or approvals the failure of which to obtain would not be reasonably likely to result in a material adverse effect on Parent and the

Company (together with the Subsidiaries of Parent and the Company) taken as a whole.

     (e) No Adverse Regulatory Change.

     Since the date of this Agreement, no law, regulation, ruling, order or decree (or new interpretation of any of the foregoing) affecting the Parent shall have been adopted, amended or issued that, individually or in the aggregate, would have a material adverse effect on the financial condition, business, assets or results of operations of Parent, Manzano, PNM and the Company (together with their respective Subsidiaries) taken as a whole. In determining whether this condition has been satisfied, the Company (i) shall also take into account the effects of any ruling, order or decree by any Governmental Entity issued between the date hereof and the Closing Date on the rates and charges of PNM (or any successor regulated as to rates by the NMPRC or the FERC) or on the revenue potential of the Company and PNM (or any successor regulated as to rates by the NMPRC or the FERC) as existing on the date of this Agreement, and (ii) shall not take into account the Parent Required Statutory Approvals and the Company Required Statutory Approvals.

     (f) Ownership Percentage.

     At the Effective Time, the holders of outstanding shares of Company Common Stock, excluding Westar, will receive an amount of shares of Parent Common Stock in excess of the number of shares of Parent Common Stock to be received by shareholders of PNM or Manzano at the Effective Time.

                                   Article IX.

                                   Termination

     9.1. Termination by Mutual Consent.

     This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote or the Parent Requisite Vote, by mutual written consent of the Company and PNM by action of their respective Boards of Directors.

     9.2. Termination by Either Parent or the Company.

     This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either PNM or the Company if (a) the Mergers shall not have been consummated by December 31, 2001, whether such date is before or after the date of receipt of the Company Requisite Vote or the Parent Requisite Vote (the "Termination Date"), provided that the Termination Date shall be automatically extended for twelve months if, on the Termination Date any of the conditions set forth in
Section 8.1(c), (d) or (g) shall not have been satisfied or waived but (x) each of the other conditions to the consummation of the Mergers set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (y) any approvals required by Section 8.1(c) or (d) that have not yet been obtained are being pursued diligently and in good faith, (b) the Company Requisite Vote or the Parent Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable after the parties have used their respective best efforts to have such Order removed, repealed or overturned (whether before or after the approval by the shareholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Mergers to be consummated.

     9.3. Termination by the Company.

     This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of the Company at any time prior to (a) receipt of the Company Requisite Vote, if the Board of Directors of the Company shall adopt an agreement providing for a Superior Proposal; provided, however, that (i) the Company is not then in breach of Section 7.2 and (ii) the termination pursuant to this Section 9.3(a) shall not be effective unless the Company shall at or prior to the time of such termination make the payment required by Section 9.5(b); or (b) the Effective Time, whether before or after receipt of the Company Requisite Vote, if there has been a material breach by Parent, PNM, Manzano, Merger Sub-1 or Merger Sub-2 of any material representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach or (c) to the Effective Time if the Board of Directors of PNM or Manzano withdraws or adversely modifies its adoption of this Agreement or its recommendation that the shareholders of PNM or Manzano approve this Agreement.

     9.4. Termination by Parent.

     This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of PNM at any time prior to (a) receipt of the Parent Requisite Vote, if the Board of Directors of PNM or Manzano shall adopt an agreement providing for a Superior Proposal; provided, however, that (i) such party is not then in breach of Section 7.2 and (ii) the termination pursuant to this Section 9.4(a) shall not be effective unless PNM shall at or prior to the time of such termination make the payment required by Section 9.5(c); or (b) the Effective Time, whether before or after receipt of the Parent Requisite Vote, if there has been a material breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by PNM to the Company or (c) the Effective Time if the Board of Directors of the Company withdraws or adversely modifies its adoption of this Agreement or its recommendation that the shareholders of the Company approve this Agreement.

     9.5. Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

     (b) In the event that this Agreement is terminated by the Company pursuant to Section 9.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay PNM a termination fee (as liquidated damages) of $35 million by wire transfer of same day funds to an account previously designated in writing by PNM to the Company. In the event that an Acquisition Proposal shall have been made to the Company after the date hereof or any person (other than PNM or any of its Affiliates) shall have publicly announced after the date hereof an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated (i) by either PNM or the Company pursuant to Section 9.2(b) (following the failure to obtain the Company Requisite Vote at a time when such Acquisition Proposal remains outstanding) or
(ii) by PNM pursuant to Section 9.4(c) (following withdrawal or failure to affirm the recommendation by the Company's Board of Directors), pay PNM a termination fee (as liquidated damages) of $35 million by wire transfer of same day funds to an account previously designated by PNM to the Company in writing.

     (c) In the event that this Agreement is terminated by PNM pursuant to
Section 9.4(a), then PNM shall promptly, but in no event later than two days after the date of such termination, pay the Company a termination fee (as liquidated damages) of $35 million by wire transfer of same day funds to an account previously designated in writing by the Company to PNM. In the event that an Acquisition Proposal shall have been made to PNM or Manzano after the date hereof or any person (other than the Company or any of its Affiliates) shall have publicly announced after the date hereof an intention (whether or not conditional) to make an Acquisition Proposal with respect to PNM and thereafter this Agreement is terminated (i) by either the Company or PNM pursuant to
Section 9.2(b) (following the failure to obtain the Parent Requisite Vote at a time when such Acquisition Proposal remains outstanding) or (ii) or by the Company pursuant to Section 9.3(c) (following withdrawal or failure to affirm the recommendation by Board of Directors of PNM or Manzano), pay the Company a termination fee (as liquidated damages) of $35 million, by wire transfer of same day funds to an account previously designated by the Company to PNM in writing.

     (d) In the event that this Agreement is terminated by either PNM or the Company pursuant to Section 9.2(b) as a result of failure to obtain the Company Requisite Vote and at the time of the related meeting of Company Shareholders no Acquisition Proposal for the Company is outstanding, then the Company shall promptly, but in no event later than two days after the date of such termination, pay to PNM by wire transfer of same day funds to an account previously designated by PNM to the Company in writing an amount equal to $17.5 million. In the event that this Agreement is terminated by either the Company or PNM pursuant to Section 9.2(b) as a result of failure to obtain the Parent Requisite Vote and at the time of the related meeting of PNM or Manzano shareholders, as the case may be, no Acquisition Proposal for PNM or Manzano is outstanding, then PNM shall promptly, but in no event later than five days after the date of such termination, pay to the Company by wire transfer of same day funds to an account previously designated by the Company to PNM in writing an amount equal to $17.5 million.

     (e) In the event that this Agreement is terminated by PNM pursuant to
Section 9.4(c) following withdrawal or failure to affirm the recommendation by the Company's Board of Directors and at such time no Acquisition Proposal for the Company is outstanding, then the Company shall promptly, but in no event later than two days after the date of such termination, pay to PNM by wire transfer of same day funds to an account previously designated by PNM to the Company in writing an amount equal to $25 million. In the event this Agreement is terminated by the Company pursuant to Section 9.3(c) following withdrawal or failure to affirm the recommendation by the Board of Directors of PNM or Manzano and at such time no Acquisition Proposal for PNM or Manzano is outstanding, then PNM shall promptly, but is no event later than two days after the date of such termination, pay to the Company by wire transfer of same day funds to an account previously designated by the Company to PNM in writing as amount equal to $25 million.

     (f) The parties acknowledge that the agreements contained in Sections 9.5(b) through (e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements the other party would not have entered into this Agreement; accordingly, if any party fails to promptly pay any amounts due pursuant to Sections 9.5(b) through (e) and in order to obtain such payment the other party commences a suit which results in a judgement against the defaulting party for payment of all or a portion of a termination fee, the defaulting party shall pay to the other party its costs and expenses (including its reasonable attorneys' fees) incurred in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Citibank, N.A. in effect from time to time during such period. The payment of such termination fee shall be the sole and exclusive remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation and the Termination Fee is payable whether or not there has been a breach of this Agreement.

                                   Article X.

                            Miscellaneous and General

     10.1. Survival.

     This Article X and the agreements of the Company, Parent, Manzano, PNM, Merger Sub-1 and Merger Sub-2 contained in Sections 7.7 (Stock Exchange Listing and De-listing), 7.9 (Benefits and Other Employee Matters), 7.12 (Indemnification; Directors' and Officers' Insurance), 7.13 (Expenses) and 7.21 (Tax Disaffiliation Agreement) shall survive the consummation of the Mergers. This Article X, the agreements of the Company, Parent, Manzano and PNM Sub contained in Section 7.13 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

     10.2. Modification or Amendment.

     Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.3. Waiver of Conditions.

     The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.4. Counterparts.

     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.5. GOVERNING LAW AND VENUE.

     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE WHOLLY PERFORMED IN SUCH STATE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in each case in the borough of Manhattan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of New York or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     10.6. Notices.

     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

        if to Parent, PNM, Manzano, Merger Sub-1 or Merger Sub-2

        Public Service Company of New Mexico and
        Manzano Corporation
        Alvarado Square,
        Albuquerque, NM 87158
        Attention:  Chief Financial Officer

        Fax:  (505) 241-2368

        with a copy to

        Winthrop, Stimson, Putnam & Roberts
        One Battery Park Plaza
        New York, New York  10004
        Attn:    Timothy Michael Toy, Esq.
                 Stephen R. Rusmisel, Esq.
        Fax:     (212) 858-1500


        if to the Company

        Western Resources, Inc.
        818 South Kansas Avenue
        Topeka, KS  66612
        Attention:        Richard D. Terrill, Esq.
                          Executive Vice President and
                          General Counsel
        Fax:              (785) 575-1936

        with a copy to

        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
        125 West 55th Street
        New York, New York  10019
        Attn:    William S. Lamb, Esq.
                 Benjamin G. Clark, Esq.
        Fax:     (212) 424-8500

     or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     10.7. Entire Agreement; NO OTHER REPRESENTATIONS.

     This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement dated July 25 2000, between PNM and the Company and the Confidentiality Agreement dated October 24, 2000 between the Company and PNM (collectively, the "Confidentiality Agreements") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB-1 AND MERGER SUB-2, NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     10.8. No Third-Party Beneficiaries.

     Other than with respect to the matters set forth in Section 7.12 (Indemnification; Directors' and Officers' Insurance) and Section 7.21 (Tax Disaffiliation Agreement), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     10.9. Obligations of Parent and of the Company.

     Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent or PNM to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or PNM to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     10.10. Severability.

     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.11. Interpretation.

     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.12. Assignment.

     This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub-1 or Merger Sub-2, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Mergers, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Mergers. If the requirements of the previous sentence are met and Parent wishes to designate another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub-1 or Merger Sub-2, then, all references herein to Merger Sub-1 or Merger Sub-2, as the case may be, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub-1 or Merger Sub-2, as the case may be, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.




         IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                           WESTERN RESOURCES, INC.



                                           By:  /s/David C. Wittig
                                                --------------------------------
                                                Name:  David C. Wittig
                                                Title: Chairman of the Board,

                                                       President and Chief
                                                       Executive Officer



                                           HVOLT ENTERPRISES, INC.



                                           By:  /s/ Jeffry E. Sterba
                                                --------------------------------
                                                Name:  Jeffry E. Sterba
                                                Title: President



                                           HVK, INC.



                                           By:  /s/ Jeffry E. Sterba
                                                --------------------------------
                                                Name:  Jeffry E. Sterba
                                                Title: President



                                           HVNM, INC.



                                           By:  /s/ Jeffry E. Sterba
                                                --------------------------------
                                                Name:  Jeffry E. Sterba
                                                Title: President



                                           PUBLIC SERVICE COMPANY OF NEW MEXICO



                                           By:  /s/ Jeffry E. Sterba
                                                --------------------------------
                                                Name:  Jeffry E. Sterba
                                                Title: Chairman, President &
                                                       Chief Executive Officer

     Pursuant to Section 3.8 of this foregoing Agreement, the undersigned hereby joins in such Agreement this __ day of ___________, 2001.

                                           MANZANO CORPORATION



                                           By:
                                                --------------------------------
                                                Name:
                                                Title: